Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated February 2, 2021

Among

SESI, L.L.C.,

as Borrower,

SESI HOLDINGS, INC. (formerly known as Superior Energy Services, Inc.),

as Parent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

AND

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A., and BANK OF AMERICA, N.A.

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.

as Syndication Agent

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1	Existence and Standing	78
5.2	Authorization and Validity	78
5.3	No Conflict; Government Consent	78
5.4	Financial Statements	79
5.5	Material Adverse Change	79
5.6	Taxes	79
5.7	Litigation and Contingent Obligations	79
5.8	Subsidiaries	79
5.9	ERISA	79
5.10	Accuracy of Information	80
5.11	Material Agreements	80
5.12	Compliance With Laws	80
5.13	Ownership of Properties	81
5.14	Environmental Matters	81
5.15	Investment Company Act	81
5.16	Labor Matters	81
5.17	Solvency	82
5.18	Anti-Corruption Laws and Sanctions	82
5.19	Insurance	83
5.20	Security Interest in Collateral	83
5.21	Affiliate Transactions	83
5.22	Negative Pledge Arrangements.	83
5.23	No Default	84
5.24	Affected Financial Institutions	84

ARTICLE VI
COVENANTS

6.1	Financial Reporting; Projections	84
6.2	Use of Proceeds	87
6.3	Notices of Material Events	87
6.4	Conduct of Business	88
6.5	Taxes	88
6.6	Insurance	88
6.7	Compliance with Laws; Environmental and ERISA Matters; Compliance with Material Contractual Obligations	88
6.8	Maintenance of Properties	89
6.9	Books and Records; Field Examinations and Appraisals	89
6.10	Restricted Payments	90
6.11	Funded Indebtedness; Rate Management Transactions	90
6.12	Merger	91
6.13	Sale of Assets	91
6.14	Liens	92
6.15	Fiscal Year	94
6.16	Transactions with Affiliates	94
6.17	Financial Covenant	94
6.18	Investments	95
6.19	Optional Payments and Modifications of Junior Debt	95
6.20	Negative Pledge Agreements	95
6.21	Sale and Leaseback Transactions	95
6.22	Amendment to Organizational Documents	95
6.23	Parent Restrictions	96

6.24	Negative Pledge on Real Property	96
6.25	Fourth Amendment Credit Support Cash Collateral Accounts	96
6.26	Post-Closing Matters	96

ARTICLE VII
EVENTS OF DEFAULT

7.1	Events of Default	96

ARTICLE VIII ACCELERATION AND REMEDIES

8.1	Acceleration	98
8.2	Preservation of Rights	98
8.3	Application of Proceeds	99

ARTICLE IX GENERAL PROVISIONS

9.1	Survival of Representations	100
9.2	Governmental Regulation	100
9.3	Headings	100
9.4	Entire Agreement	100
9.5	Several Obligations; Benefits of this Agreement	100
9.6	Expenses; Indemnification	100
9.7	Usury Savings Clause	102
9.8	Severability of Provisions	102
9.9	Acknowledgements	102
9.10	Confidentiality	103
9.11	Amendments and Waivers	103
9.12	The PATRIOT Act	104
9.13	Acknowledgement Regarding Any Supported QFCs	105
9.14	Flood Diligence Restrictions	105

ARTICLE X THE ADMINISTRATIVE AGENT

10.1	Appointment	105
10.2	Delegation of Duties	106
10.3	Exculpatory Provisions	106
10.4	Reliance by Administrative Agent	106
10.5	Notice of Default	106
10.6	Non-Reliance on Agents and Other Lenders	107
10.7	Indemnification	107
10.8	Rights as a Lender	108
10.9	Successor Administrative Agent	108
10.10	Arrangers and Syndication Agent	108
10.11	Releases of Guarantees and Liens	108
10.12	Credit Bidding	109
10.13	Certain ERISA Matters	110

ARTICLE XI SETOFF; RATABLE PAYMENTS

11.1	Setoff	111
11.2	Ratable Payments	112

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1	Successors and Assigns	112
12.2	Permitted Assignments and Participations	112
12.3	Dissemination of Information	116
12.4	Tax Treatment	116

ARTICLE XIII NOTICES

13.1	Notices	116
13.2	Change of Address	117

ARTICLE XIV COUNTERPARTS

14.1	Counterparts	117

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1	GOVERNING LAW	118
15.2	SUBMISSION TO JURISDICTION; WAIVERS	118
15.3	WAIVER OF JURY TRIAL	118

ARTICLE XVI ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN

16.1	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	118

Schedules and Exhibits

Schedule 1	Commitment Amounts Of The Lenders

Schedule 1A	L/C Commitment Amounts Of The Issuing Lenders

Schedule 1B	Maximum Premium Rental Drill Pipe Amount

Schedule 2	Pricing Schedule

Schedule 3	List Of Borrower’s Subsidiaries

Schedule 4	Deposit Accounts

Schedule 5	Existing Letters of Credit

Schedule 5.19	Material Insurance Coverage

Schedule 5.21	Affiliate Transactions

Schedule 6	Closing Date Investments

Schedule 6.20	Negative Pledge Arrangements

Exhibit A	Form Of Compliance Certificate

Exhibit B	Form Of Assignment And Assumption

Exhibit C	Form Of Solvency Certificate

Exhibit D-1:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes

Exhibit D-2:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes

Exhibit D-3:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes

Exhibit D-4:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes

Exhibit E	Form Of Incremental Increase Agreement

Exhibit F	Form Of Borrowing Base Certificate

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 2, 2021, is among SESI, L.L.C., as the Borrower, SESI HOLDINGS, INC. (formerly known as Superior Energy Services, Inc.), as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders from time to time party hereto.

RECITALS

A. Reference is made to (a) that certain Senior Secured Debtor-In-Possession Credit Agreement, dated as of December 9, 2020 (as amended, supplemented, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, the Parent, the lenders time to time party thereto (the “Existing Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Existing Agent”), providing for a senior secured debtor-in-possession letter of credit revolving credit facility (the “DIP Facility”) and (b) that certain Restructuring Support Agreement, dated as of September 29, 2020, among the Parent, the Borrower, certain of the direct and indirect wholly-owned, domestic subsidiaries of the Parent and the Consenting Noteholders (as defined therein) (as amended, supplemented, restated or otherwise modified prior to the date hereof, the “RSA”).

B. The Parent and the other parties hereto have agreed to a restructuring of the Parent and the other Loan Parties pursuant to the Approved Plan (as defined below).

C. In furtherance of the Approved Plan, on December 7, 2020 (the “Petition Date”), the Loan Parties filed voluntary petitions to commence cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

D. In connection with the Chapter 11 Cases and the Approved Plan, the Borrower requested that (x) the Existing Lenders provide the DIP Facility which would, upon the satisfaction of certain conditions, convert into a senior secured exit asset-based credit facility (the “Exit Facility”), in each case, in an aggregate principal amount of $120,000,000.

E. The Lenders have agreed to provide the Exit Facility upon the terms and conditions set forth herein, including without limitation, the consummation of the Approved Plan, and that all outstanding Letters of Credit under the Existing Credit Agreement are deemed issued as Letters of Credit under this Agreement.

F. Any obligations and Liens outstanding under the Existing Credit Agreement on the Closing Date shall be continued as Obligations and Liens under this Agreement.

G. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Account” has the meaning assigned to such term in the Uniform Commercial Code.

“Account Debtor” has the meaning assigned to such term in the Uniform Commercial Code.

“Acquisition” means any transaction, or series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any Person or division thereof that is a going business concern, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests (including any option, warrant or any right to acquire any of the foregoing) of any other Person or (c) acquires interests in mineral leases. “Acquisition” shall not include the formation of a Wholly-Owned Subsidiary of the Borrower or any Wholly-Owned Subsidiary of any Wholly-Owned Subsidiary of the Borrower or any merger or consolidation among the Borrower and its Wholly-Owned Subsidiaries.

“Additional Lender” has the meaning assigned to such term in Section 2.21(a).

“Adjusted Book Value” means as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), the amount equal to (a) the aggregate “net book value” of all assets of such Person (excluding the value of patents, trademarks, tradenames, copyrights, licenses, goodwill and other intangible assets) minus (b) the aggregate amount of intercompany indebtedness of such Person. For purposes of this definition, “net book value” means the gross book value of all assets of such Person less all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder, (a) made by the Lenders on the same Borrowing Date, (b) converted or continued by the Lenders on the same date of conversion or continuation, or (c) a Protective Advance, consisting, in each case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Advances, for the same Eurodollar Interest Period.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning assigned to such term in Section 3.6.

“Affiliate” of any Person means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. A Person shall be deemed to Control another Person if the Controlling Person owns twenty percent (20%) or more of any class of voting securities (or other ownership interests) of the Controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent Indemnitee” has the meaning assigned to such term in Section 10.7.

“Aggregate Commitment” means, at any time, the aggregate of the Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Closing Date, the Aggregate Commitment is $120,000,000.

“Aggregate Exposure” means, at any time, the aggregate Credit Exposure of all of the Lenders at such time.

“Agreed Currency” has the meaning assigned to such term in Section 2.20.

“Agreement” means this Credit Agreement, as the same may be amended or supplemented from time to time.

“Alternate Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate applicable for an Eurodollar Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, the Eurodollar Base Rate for any day shall be based on the Eurodollar Base Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.2 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than 2.0%, such rate shall be deemed to be 2.0% for purposes of this Agreement.

“Alternate Currency” means, (a) with respect to any Letter of Credit issued by JPMorgan Chase Bank, N.A., Australian Dollars, Bahts, Dirhams, Euros, Indian Rupees, Kuwaiti Dinars, New Zealand Dollars, Norwegian Kroners, Pounds, Reais, Ringgits, Rupiah, Saudi Riyals and Singapore Dollars, (b) with respect to any Letter of Credit issued by Bank of America, N.A., Australian Dollars, Bahts, Dirhams, Euros, Indian Rupees, Kuwaiti Dinars, New Zealand Dollars, Norwegian Kroners, Pounds, Ringgits, Rupiah, Saudi Riyals and Singapore Dollars, and (c) with respect to any Letter of Credit issuing by any Issuing Lender, any other currency (other than U.S. Dollars) that has been designated by the Administrative Agent as an Alternate Currency at the request of the Borrower and with the consent of the applicable Issuing Lender.

“Alternate Currency Overnight Rate” means, with respect to a currency other than U.S. Dollars, the rate per annum determined by the Administrative Agent to represent its cost of overnight or short-term funds in such currency (which determination shall be conclusive absent manifest error) plus the Applicable Margin then in effect with respect to Eurodollar Loans.

“Ancillary Document” has the meaning assigned to such term in Section 14.1.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Letter of Credit Fee Rate” means, at any time, with respect to Letters of Credit, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule; provided that the “Applicable Letter of Credit Fee Rate” shall be the rate per annum set forth in Category 2 during the period from the Closing Date to, and including, the date on which the Administrative Agent receives the financial statements and Compliance Certificate required to be delivered pursuant to Sections 6.1(a)(ii) and (iv) with respect to the fiscal quarter of the Parent ending March 31, 2021.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule; provided that the “Applicable Margin” shall be the applicable rates per annum set forth in Category 2 during the period from the Closing Date to, and including, the date on which the Administrative Agent receives the financial statements and Compliance Certificate required to be delivered pursuant to Sections 6.1(a)(ii) and (iv) with respect to the fiscal quarter of the Parent ending March 31, 2021.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” has the meaning assigned to such term in Section 12.2(a)(ii).

“Approved Plan” means the First Amended Joint Prepackaged Plan of Reorganization, filed with the Bankruptcy Court at Docket No. 289, on January 19, 2021, in Case 20-35812 (DRJ).

“Arrangers” means JPMorgan Chase Bank, N.A. and Bank of America, N.A., in their respective capacities as joint lead arrangers and joint bookrunners under this Agreement.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means (a) any disposition of Property or series of related dispositions of Property of any Borrowing Base Party (excluding (i) any such disposition permitted by Section 6.13(a) other than Section 6.13(a)(iii) and (ii) dispositions of Equity Interests of any Subsidiary) or (b) any disposition of Equity Interests of any Subsidiary Guarantor.

“Assignee” has the meaning assigned to such term in Section 12.2(a)(i).

“Assignment and Assumption” means any assignment agreement in the form of Exhibit B, executed and delivered pursuant to Section 12.2.

“Australian Dollars” means the lawful currency of the Commonwealth of Australia.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, Assistant Secretary or any Vice President of the Parent or Borrower, as applicable, acting singly.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.2.8(b).

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base minus (b) the Aggregate Exposure.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Eurodollar Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Eurodollar Interest Period” pursuant to clause (f) of Section 3.2.

“Bahts” means the lawful currency of the Kingdom of Thailand.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Parent, the Borrower or any of its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, cash pooling services, and interstate depository network services).

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding, but in any event no greater than the amount of Specified Cash Management Obligations as reported to the Administrative Agent by each Lender or Affiliate thereof; provided that (i) any reserve with respect to Specified Cash Management Obligations relating to corporate credit card programs and purchase card programs shall not exceed an amount equal to the maximum amount charged to such card programs in any of the three months prior to such date of determination and (ii) any reserve with respect to any other Specified Cash Management Obligation shall not exceed the usual and customary charges for such Banking Services charged by the applicable Lender or Affiliate thereof.

“Bankruptcy Code” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Event” means with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or becomes the subject of a Bail-in Action, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental or quasi-governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental or quasi-governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, Eurodollar Base Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to Eurodollar Base Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 3.2.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (x) Term SOFR and (y) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Eurodollar Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Eurodollar Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Eurodollar Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Eurodollar Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.2(c); or

(d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefitted Lender” has the meaning assigned to such term in Section 11.1(a).

“BHC Act Affiliate” of a party shall mean an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means SESI, L.L.C., a Delaware limited liability company, and its permitted successors and assigns.

“Borrower Regarded Taxpayer” means (a) the Parent, (b) if an entity other than the Parent becomes the regarded owner of the Borrower for U.S. federal income tax purposes, the Borrower’s regarded owner or (c) if the Borrower becomes a regarded entity for U.S. federal income tax purposes, the Borrower, as applicable.

“Borrowing Base” means the sum of the following determined as of the most recent date for which the Borrower has delivered a Borrowing Base Certificate (or, with respect to clause (f), the date on which the Borrowing Base is being determined):

(a) (i) 90% of the Borrowing Base Parties’ Investment Grade Accounts at such time, plus (ii) the lesser of (A) 90% of the Borrowing Base Parties’ Foreign Investment Grade Accounts and (B) $5,000,000, plus

(b) 85% of the Borrowing Base Parties’ Eligible Accounts that are not Investment Grade Accounts at such time, plus

(c) the lesser of (i) 75% of the Borrowing Base Parties’ Eligible Unbilled Accounts, and (ii) $25,000,000, plus

(d) the lesser of (i) 85% of the Net Orderly Liquidation Value identified in the most recent inventory appraisal received by the Administrative Agent multiplied by the Borrowing Base Parties’ Eligible Inventory, valued at the lower of cost or market value and (ii) $25,000,000, plus

(e) during the Premium Rental Drill Pipe Test Period, the least of (i) 50% of the Net Orderly Liquidation Value identified in the most recent appraisal received by the Administrative Agent multiplied by the Borrowing Base Parties’ Eligible Premium Rental Drill Pipe, (ii) 65% of the net book value of the Borrowing Base Parties’ Eligible Premium Rental Drill Pipe and (iii) the Maximum Premium Rental Drill Pipe Amount applicable on the last day of the calendar month or, if a Weekly Reporting Period is then in effect, calendar week, preceding the delivery of the applicable Borrowing Base Certificate, plus

(f) if there are no Loans outstanding as of such date of determination, the lesser of (i) 100% of Eligible Cash and (ii) $65,000,000, minus

(g) Reserves.

“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer, in substantially the form of Exhibit F or another form which is reasonably acceptable to the Administrative Agent.

“Borrowing Base Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” has the meaning assigned to such term in Section 2.7.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, Chicago and Houston for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Calculation Date” means, with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (a) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) and (b) each date of any payment by the Issuing Lender of any Letter of Credit denominated in an Alternate Currency. The Administrative Agent will notify the Borrower of the applicable amounts recalculated on each Calculation Date.

“Capital Expenditures” means, without duplication, any expenditure in respect of the purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its consolidated subsidiaries prepared in accordance with GAAP (excluding expenses which are properly charged to income); GAAP; provided however, that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition (or other Investment permitted hereunder), (b) any such expenditure made to restore, replace, rebuild or purchase property, plant or equipment to the extent financed with insurance proceeds or condemnation awards and similar payments, and (c) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property or otherwise in connection with a disposition permitted by Section 6.13(a)(v).

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP; provided, that obligations created prior to any recharacterization described below (or any refinancings thereof) that are recharacterized as Capitalized Lease Obligations due to a change in GAAP after January 1, 2011 shall not be treated as Capitalized Lease Obligations for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on January 1, 2011.

“Cash Dominion Implementation Period” means the period from the Closing Date to the date that the requirements in Section 6.26 are satisfied.

“Cash Dominion Trigger Period” has the meaning assigned to such term in Section 2.18(d).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, euro time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank or trust company organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control” means (a) Superior Topco shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of Superior Midco on a fully diluted basis, (b) Superior Midco shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of the Parent on a fully diluted basis, (c) the Parent shall cease to own, free and clear of all Liens or other encumbrances other than Permitted Liens, at least 100% of the outstanding voting Equity Interests of the Borrower on a fully diluted basis; (d) the acquisition of direct or indirect Control of Superior Topco by any Person or group other than the Permitted Holders; (e) the acquisition of more than fifty percent (50%) of the outstanding voting Equity Interests of Superior Topco on a fully diluted basis by any Person or group other than the Permitted Holders; or (e) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of Superior Topco by Persons who were not (i) directors of the Parent on the date of this Agreement, nominated, appointed or approved for consideration by shareholders for election by the board of directors of Superior Topco, (ii) approved by the board of directors of Superior Topco as director candidates prior to their election, nor (iii) appointed by directors so nominated, appointed or approved.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all of the types of property described in Section 2.18, or as otherwise described as such in any Collateral Documents and all property owned, leased or operated by any Borrowing Base Party covered by the Collateral Documents and any and all other property of any Borrowing Base Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means, collectively, all guaranties and all security agreements, financing statements, assignments creating and perfecting security interests, liens, or encumbrances in the assets of the Borrower and its Subsidiaries in favor of the Administrative Agent to secure the Obligations.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth on Schedule 1 under the caption “Commitment” (as amended or replaced from time to time) or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof, together with the commitment of such Lender to acquire participations in Protective Advances hereunder, in each case, as increased pursuant to Section 2.21 or reduced pursuant to Section 2.4(b).

“Commitment Period” means the period from and including the Closing Date to the Termination Date.

“Commodity Account” has the meaning assigned to such term in the Uniform Commercial Code.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means the certificate of the Chief Financial Officer of the Parent in substantially the form of Exhibit A.

“Concentration Account” has the meaning assigned to such term in Section 2.18(d).

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.1, 3.2, 3.4 or 9.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confirmation Order” means an order confirming the Approved Plan, filed with the Bankruptcy Court at Docket No. 289, on January 19, 2021, in Case 20-35812 (DJR)

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an account control agreement (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant depository institution, securities intermediary or commodity intermediary, as applicable, party thereto. Such agreement shall provide a first priority perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in the applicable Loan Party’s Deposit Account, Securities Account or Commodity Account, as applicable.

“Controlled Account” means a Deposit Account, Securities Account or Commodity Account that is maintained either with the Administrative Agent or another Lender and subject to a Control Agreement.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning provided in Section 9.13.

“Conversion/Continuation Notice” has the meaning assigned to such term in Section 2.8.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Loans and its L/C Exposure at such time, plus (b) an amount equal to its Pro Rata Share of the aggregate principal amount of Protective Advances outstanding at such time.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Default Right” shall have the meeting provided in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.19(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender and each Lender.

“Deposit Account” has the meaning assigned to such term in the Uniform Commercial Code.

“DIP Facility” has the meaning assigned to such term in the recitals hereto.

“DIP Termination Date” means the earliest of (a) June 9, 2021, (b) the date on which the Approved Plan becomes effective, (c) the date of the closing of a sale of all or substantially all of the assets of the Loan Parties under section 363 of the Bankruptcy Code or otherwise and (d) any date upon which the Aggregate Commitment (as defined in the Existing Credit Agreement) is reduced to zero or otherwise terminated pursuant to the terms of Section 2.4 of the Existing Credit Agreement.

“Dirhams” means the lawful currency of the United Arab Emirates.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Funded Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Scheduled Termination Date; provided that, if such Equity Interests are issued pursuant to, or in accordance with, a plan for the benefit of employees of the Parent or any of its subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Capital Stock, such Equity Interests shall not be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Parent or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock.

“Domestic Consolidated Cash Balance” means, at any time of determination, (a) the aggregate amount of cash and Cash Equivalents of the Parent and its Domestic Subsidiaries less (b) Domestic Excluded Cash.

“Domestic Excess Cash” means, at any time of determination, the amount by which the Domestic Consolidated Cash Balance exceeds $5,000,000.

“Domestic Excluded Cash” means, as of any time of determination, (a) any cash or Cash Equivalents to be used to pay obligations of the Parent and its Domestic Subsidiaries then due and owing (or required to be paid within five (5) Business Days) to third parties, which obligations are permitted under this Agreement, (b) other amounts for which the Parent and its Domestic Subsidiaries have issued checks or have initiated wires or ACH transfers in order to pay the obligations referred to in the immediately preceding clause (a), (c) cash or Cash Equivalents pledged to secure any obligations of the Parent and its Domestic Subsidiaries under any letter of credit or other obligation (including Letters of Credit) and (d) Eligible Cash.

“Domestic Subsidiaries” means Subsidiaries of the Borrower incorporated or organized under the laws of any jurisdiction within the United States of America.

“Early Opt-in Election” means, if the then-current Benchmark is Eurodollar Base Rate, the occurrence of:

(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from Eurodollar Base Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” means Net Income plus, to the extent deducted in determining Net Income, (a) Interest Expense, (b) Income Taxes, (c) depreciation and depletion expense, (d) amortization expense, (e) non-cash charges, excluding cancellation of debt income, (f) extraordinary non-cash losses, (g) any costs, expenses and charges relating to severance, cost savings, operating expense reductions, facilities closing, consolidations, and integration costs, and other restructuring charges or reserves, provided that the aggregate amount included pursuant to this clause (g) shall not exceed $20,000,000 for the Test Period most recently ended as of such date of determination and (h) any non-cash losses or charges resulting from any Rate Management Transaction resulting from the requirements of ASC Section 815-10 (as successor to FASB Statement 133), minus, to the extent included in determining Net Income, extraordinary gains and other non-cash items which would increase Net Income, all calculated on a consolidated basis in accordance with GAAP; provided, however, that following any Material Transaction by the Borrower or any of its Subsidiaries, calculation of EBITDA for the fiscal quarter or calendar month, as applicable, in which such Material Transaction occurred and each of the three (3) fiscal quarters or eleven (11) calendar months, as applicable immediately following such Material Transaction shall be made on a Pro Forma Basis.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means, at any time, the Accounts of the Borrowing Base Parties; provided that Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) which is unpaid more than ninety (90) days after the date of the original invoice therefor or more than sixty (60) days after the original due date therefor, or (ii) which has been written off the books of the applicable Borrowing Base Party or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) (i) which is owing by an Account Debtor whose securities are rated (or whose parent is rated) BBB- or better by S&P or Baa3 or better by Moody’s to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowing Base Parties exceeds 25% of the aggregate Eligible Accounts or (ii) which are owing by any other Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowing Base Parties exceeds 15% of the aggregate Eligible Accounts, but, in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation or warranty contained in the Loan Documents has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Borrowing Base Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest, fees or late charges;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrowing Base Parties or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent;

(l) which is owed in any currency other than U.S. Dollars;

(m) which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent, or (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;

(n) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute (other than discounts and adjustments given in the ordinary course of business), but only to the extent thereof;

(q) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrowing Base Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrowing Base Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(r) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local;

(s) which was created on cash on delivery terms;

(t) for which the goods giving rise to such Account have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any person other than the applicable Borrowing Base Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Borrowing Base Party as payee or remittance party; or

(u) which the Administrative Agent determines in its Permitted Discretion are not eligible as the basis for the extension of Loans and the issuance of Letters of Credit; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Account (or a category of eligibility applicable to such Account) becoming ineligible.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Administrative Agent thereof promptly after the Borrower’s knowledge thereof, but in no event later than the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Borrowing Base Party to reduce the amount of such Account.

“Eligible Cash” means otherwise unrestricted cash of the Borrowing Base Parties that is (a) held in a segregated and fully-blocked Controlled Account with the Administrative Agent (i) from which funds cannot be withdrawn unless the requirements in Section 2.2.11 are satisfied and (ii) which exclusively contains such Eligible Cash and (b) not subject to Liens other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Permitted Liens attaching by operation of law in favor of the applicable depository bank. For the avoidance of doubt, Eligible Cash does not include any amounts posted to cash collateralize Letters of Credit pursuant to Section 2.2.9.

“Eligible Inventory” means, at any time, the Inventory of the Borrowing Base Parties; provided that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in the Loan Documents has been breached or is not true in any material respect;

(e) in which any Person other than the Borrowing Base Parties shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which constitutes work-in-progress, raw materials, spare or replacement parts, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business; provided that this clause (f) shall not exclude Inventory constituting work-in-progress, raw materials and spare or replacement parts that are intended to be utilized to directly provide finished goods or services to customers by the Borrowing Base Parties in the ordinary course of business;

(g) which is not located in the U.S. or is in transit;

(h) which is located in any location leased by the Parent, the Borrower or its Subsidiaries unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is the subject of a consignment by a Borrowing Base Party as consignor;

(k) which contains or bears any intellectual property rights licensed to a Borrowing Base Party unless a Secured Party may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(l) which has been acquired from a Sanctioned Person;

(m) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local; or

(n) which the Administrative Agent determines in its Permitted Discretion are not eligible as the basis for the extension of Loans and the issuance of Letters of Credit; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Inventory (or a category of eligibility applicable to such Inventory) becoming ineligible.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Premium Rental Drill Pipe” means, at any time, the Premium Rental Drill Pipe of the Borrowing Base Parties, provided that Eligible Premium Rental Drill Pipe shall not include any Premium Rental Drill Pipe:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) with respect to which any covenant, representation or warranty contained in the Loan Documents has been breached or is not true in any material respects;

(d) which the Administrative Agent determines, in its Permitted Discretion, is not (i) in good working order and marketable condition, ordinary wear and tear excepted, and (ii) of a type used or held for use by a Borrowing Base Party in the ordinary course of business;

(e) in which any Person other than the Borrowing Base Parties shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not located in the U.S.;

(g) which is located in any location leased by a the Parent, the Borrower or its Subsidiaries unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(h) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which contains or bears any intellectual property rights licensed to a Borrowing Base Party unless a Secured Party may sell or otherwise dispose of such Premium Rental Drill Pipe without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Premium Rental Drill Pipe under the current licensing agreement;

(j) which is the subject of a consignment by a Borrowing Base Party as consignor;

(k) which has been acquired from a Sanctioned Person;

(l) which constitutes work-in-progress, raw materials or spare or replacement parts; provided that this clause (l) shall not exclude Premium Rental Drill Pipe constituting work-in-progress, raw materials and spare or replacement parts that are intended to be rented or sold to customers by the Borrowing Base Parties in the ordinary course of business; or

(m) which the Administrative Agent determines in its Permitted Discretion is not eligible as the basis for the extension of Loans and the issuance of Letters of Credit; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Premium Rental Drill Pipe (or a category of eligibility applicable to such Premium Rental Drill Pipe) becoming ineligible.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Unbilled Accounts” means, at any time, the Accounts of the Borrowing Base Parties which would qualify as an Eligible Account except that the invoice with respect thereto has not yet been submitted to the Account Debtor, so long as the applicable Borrowing Base Party shall have made arrangements for an invoice to be sent to such Account Debtor within thirty (30) days after the end of the following calendar month of any date of determination.

“Engagement Letter” means that certain engagement letter, dated as of October 27, 2020, between SESI, L.L.C. and JPMorgan Chase Bank, N.A., as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, and other governmental restrictions relating to (a) the protection of the environment or of human health and safety (solely as it relates to exposure to pollutants, contaminants, hazardous substances or wastes), (b) the effect of the environment on human health and safety, (c) Releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of or noncompliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the indoor or outdoor environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that debt securities which are convertible shall not be Equity Interests merely by virtue of the right of any Person to convert such securities into Equity Interests of the issuer of such debt securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any Person that, together with any Loan Party, is treated as a single employer, or otherwise aggregated, under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any Reportable Event; (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical status, within the meaning of Title IV of ERISA; (h) any transactions that resulted or would reasonably be expected to result in any liability to the Borrower or any ERISA Affiliate under Section 4069 of ERISA or Section 4212(c) of ERISA; (i) engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan; or (j) a determination that any Plan is, or is expected to be, in at-risk status, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to any Eurodollar Advance and relative to any Eurodollar Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Eurodollar Interest Period) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Eurodollar Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than 1.00%, the LIBO Screen Rate shall be deemed to be 1.00% for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for such Eurodollar Interest Period (an “Impacted Interest Period”), then the Eurodollar Base Rate shall be equal to the Interpolated Rate. Any change in the Eurodollar Base Rate shall be effective from and include the effective date of such change.

“Eurodollar Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or other period acceptable to all of the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or other period acceptable to all of the Lenders) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (b) the Applicable Margin.

“Euros” means the single currency of participating member states of the European Monetary Union introduced in accordance with the provisions of Article 109(1)4 of the Treaty of Rome of March 25, 1957 (as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993) as amended from time to time) and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

“Event of Default” means an event described in Article VII.

“Excluded Swap Obligation” means, with respect to any Person, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an ECP at the time the guarantee of such Person or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Agent” has the meaning assigned to such term in the recitals hereto.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Issuing Lenders” means the Issuing Lenders (as defined in the Existing Credit Agreement).

“Existing Lenders” has the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” means each letter of credit listed on Schedule 5, which in each case were previously issued for the account of, or guaranteed by, the Borrower pursuant to the Existing Credit Agreement that is outstanding on the Closing Date.

“Facility” means the Commitments and the Loans made hereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Final” means, with respect to an order of the Bankruptcy Court, an order as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the bankruptcy rules, may be filed with respect to such order shall not preclude such order from being Final.

“Fixed Charge Coverage Ratio” means, with respect to the Parent on a consolidated basis, as of the last day of the most recently ended Test Period for which financial statements have been, or were required to be, delivered pursuant to Sections 6.1(a)(i), (ii) or (iii), the ratio, determined on a Pro Forma Basis, of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the Test Period ended on such date.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense (other than any interest expense of the Parent and its consolidated subsidiaries with respect to the Senior Notes (as defined in the Existing Credit Agreement), plus prepayments and scheduled principal payments on Funded Indebtedness actually made or required to be made in such period, plus Income Taxes paid in cash in such period, plus Restricted Payments paid in cash in such period, plus Capitalized Lease Obligation payments made in such period, plus cash contributions to any Plan made in such period, all calculated for the Parent and its subsidiaries on a consolidated basis in accordance with GAAP.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Eurodollar Base Rate.

“Foreign Investment Grade Accounts” means Accounts of the Borrowing Base Parties that would constitute Investment Grade Accounts if they were not deemed ineligible solely as a result of such Accounts not meeting the requirements of clause (k) of the definition of “Eligible Accounts”.

“Foreign Subsidiaries” means direct or indirect Subsidiaries of the Borrower incorporated or organized under the laws of a country other than the United States of America.

“Funded Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) liquidation value of all mandatorily redeemable preferred Equity Interests, (i) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (j) obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements (but excluding performance bonds of any type, including in the form of letters of credit), (k) Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (e) above, (l) obligations in respect of surety bonds and (m) any other obligations that would be shown as a liability (including, the current portion of any long-term liabilities) on such Person’s balance sheet in accordance with GAAP. Funded Indebtedness of any Person shall include Funded Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Funded Indebtedness expressly provide that such Person is not liable therefor.

“Fourth Amendment Credit Support Cash Collateral Account” means one or more cash collateral accounts held with an issuer of any Fourth Amendment Credit Support Obligation containing cash or cash equivalents in an aggregate amount not to exceed the lesser of (i) 105% of the face amount of such Fourth Amendment Credit Support Obligations, and (ii) the aggregate amount in such Fourth Amendment Credit Support Cash Collateral Accounts as of the Closing Date, to be held by such issuer as cash collateral for the Borrower’s obligations with respect to such Fourth Amendment Credit Support Obligations.

“Fourth Amendment Credit Support Cash Obligations” means “Fourth Amendment Credit Support Cash Obligations” (as defined in the Prepetition Credit Agreement) that were supported by amounts on deposit in “Fourth Amendment Credit Support Cash Collateral Accounts” (as defined in the Prepetition Credit Agreement) on the Petition Date.

“Funding Office” means the office of the Administrative Agent specified in Section 13.1 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.17, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.4. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Global Consolidated Cash Balance” means, at any time of determination, (a) the aggregate amount of cash and Cash Equivalents of the Parent and its Subsidiaries less (b) Global Excluded Cash.

“Global Excess Cash” means, at any time of determination, the amount by which the Global Consolidated Cash Balance exceeds $111,683,592.

“Global Excluded Cash” means, at any time of determination, (a) any cash or Cash Equivalents to be used to pay obligations of the Parent and its Wholly-Owned Subsidiaries then due and owing (or required to be paid within five (5) Business Days) to third parties, which obligations are permitted under this Agreement, (b) other amounts for which the Parent and its Wholly-Owned Subsidiaries have issued checks or have initiated wires or ACH transfers in order to pay the obligations referred to in the immediately preceding clause (a), (c) cash or Cash Equivalents pledged to secure any obligations of the Parent and its Wholly-Owned Subsidiaries under any letter of credit or other obligation (including Letters of Credit), (d) any cash or Cash Equivalents the repatriation of which, in the good faith determination of the Borrower, would either (i) be prohibited by applicable local law or (ii) reasonably be expected to result in material adverse tax consequences to the Parent or any of its Subsidiaries and (e) Eligible Cash.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Funded Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law, and any other substance, material, or waste that is regulated pursuant to or could give rise to liability under any Environmental Law, including any petroleum or petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, or radioactive materials.

“Income Taxes” means, with reference to any period, all federal, state and local income tax expense of the Parent and its consolidated subsidiaries, calculated on a consolidated basis for such period.

“Incremental Increase” has the meaning assigned to such term in Section 2.21(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.6(b).

“Indian Rupees” means the lawful currency of India.

“Information” has the meaning assigned to such term in Section 5.10.

“Initial Projections” has the meaning assigned to such term in Section 5.10.

“Interest Expense” means, with reference to any period, the interest expense of the Parent and its consolidated subsidiaries calculated on a consolidated basis for such period, and, in the case of a Material Transaction, imputed interest determined as set forth in the definition of Pro Forma Basis.

“Interpolated Rate” means, at any time, for any Eurodollar Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the UCC.

“Investment” means (a) the purchase, holding or acquisition (including pursuant to any merger) of any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person in a transaction which does not constitute an Acquisition, (b) the making of (or permitting to exist) any capital contribution or loans or advances to, guaranteeing the obligations of, or the making of (or permitting to exist) any investment in, any other Person, and (c) the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Investment Grade Accounts” means any Eligible Accounts owed by an Account Debtor whose securities (or such Account Debtor’s parent company’s securities) are rated BBB- or better by S&P or Baa3 or better by Moody’s.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” means, as the context may require, (a) each of the Administrative Agent and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit, and (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit, as applicable. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Lender. Each reference herein to the “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Junior Debt” means any Funded Indebtedness that is or is required to be subordinated, in right of payment, to the Obligations pursuant to the terms of the Loan Documents or that is unsecured or secured on a junior basis to the Obligations (or any Permitted Refinancing Debt in respect thereof to the extent constituting Junior Debt).

“Junior Debt Repayment” means any optional or voluntary payment, prepayment, repurchase, redemption, defeasance of, or segregation of funds with respect to, any Junior Debt prior to the scheduled maturity date thereof other than (a) the exchange of any Junior Debt for Equity Interests of the Parent (other than Disqualified Capital Stock), (b) payments of regularly scheduled interest as and when due, or (c) any payment, prepayment, repurchase, redemption, defeasance or segregation of funds with (i) the Net Available Cash of any offerings of Equity Interests of the Parent or (ii) any Permitted Refinancing Debt in respect thereof.

“Kuwaiti Dinars” means the lawful currency of the State of Kuwait.

“L/C Commitment” means with respect to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such Issuing Lender’s name on Schedule 1A, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“L/C Disbursements” means any payment made by an Issuing Lender pursuant to a Letter of Credit.

“L/C Expiration Date” has the meaning assigned to such term in Section 2.2.1(b).

“L/C Exposure” means at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.2.5 (in each case based on the U.S. Dollar Equivalent thereof with respect to Letters of Credit denominated in an Alternate Currency).

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender with respect to the applicable Letter of Credit.

“Lender Parent” means with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means the lending institutions listed on Schedule 1 hereto and any other Person that shall have become a party hereto (a) pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or (b) in accordance with Section 2.21. Unless otherwise specified herein, the term “Lenders” includes the Administrative Agent in its capacity as a lender, and the Issuing Lenders.

“Lending Installation” means, with respect to a Lender, Issuing Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender, Issuing Lender or the Administrative Agent set forth in its Administrative Questionnaire or otherwise selected by such Lender, Issuing Lender or the Administrative Agent pursuant to Section 2.16.

“Letter of Credit” means any letter of credit issued (or, in the case of Existing Letters of Credit, deemed issued) pursuant to this Agreement.

“Liabilities” has the meaning assigned to such term in Section 9.6(b).

“LIBO Screen Rate” is defined in the definition of “Eurodollar Base Rate.”

“Lien” means, with respect to any asset, any lien (statutory or other), mortgage, deed of trust, pledge, hypothecation, encumbrance or charge or security interest in, on or of such asset (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquidity” means, as of any date of determination, the sum of (without duplication) (a) Availability and (b) the aggregate amount of unrestricted cash and cash equivalents of the Parent and its Wholly-Owned Subsidiaries at such time (it being understood that unrestricted cash and cash equivalents shall exclude (i) any cash or cash equivalents of Loan Parties not held in a Controlled Account, (ii) any cash and cash equivalents which are pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (iii) Eligible Cash).

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.12 and the Collateral Documents, the Engagement Letter and each other agreement, document or instrument delivered by Borrower or any other Loan Party in connection with this Agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Loan Parties” means each of the Parent, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Protective Advances.

“Local Time” means, with respect to (a) fundings, continuations, payments and prepayments of Letters of Credit for the account of the Borrower in U.S. Dollars or Canadian dollars, Chicago, Illinois time, and (b) fundings, continuations, payments and prepayments of Letters of Credit for the account of the Borrower in Alternate Currencies (other than Canadian dollars), the local time zone of the country where the applicable Alternate Currency is the lawful currency, provided that if such country has multiple time zones in the mainland area, than a local time zone of that country as selected by the Issuing Lender.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations of the Parent, Borrower and Borrower’s Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower and the other Loan Parties taken as a whole to perform fully and on a timely basis their obligations under any of the Loan Documents to which they are parties or (c) the validity or enforceability in any material respect of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Indebtedness” has the meaning assigned to such term in Section 7.1(f).

“Material Transaction” means any Permitted Acquisition or Asset Sale, in each case, where the assets or Equity Interests that are the subject of such Permitted Acquisition or Asset Sale have an aggregate net book value of greater than $15,000,000.

“Maximum Premium Rental Drill Pipe Amount” means amount listed on Schedule 1B for the applicable period.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAM Business” means collectively Superior Energy Services-North America Services, Inc., any direct or indirect Subsidiaries of Superior Energy Services-North America Services, Inc. and H.B. Rentals L.C.

“Net Available Cash” means:

(a) in connection with any disposition, the proceeds thereof in the form of cash (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Funded Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of: (i) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commission and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such disposition; (ii) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangement; (iii) all payments made on any Funded Indebtedness which is secured by any assets subject to such disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such disposition, or by applicable law, be repaid out of the proceeds from such disposition; (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such disposition; and (v) any required escrow against indemnification liabilities (until such amounts are released from escrow) and the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such disposition and retained by the Parent, the Borrower or any Subsidiary after such disposition;

(b) in the case of a casualty, insurance proceeds, and in the case of a condemnation or similar event, condemnation awards and similar payments, minus, in each case, without duplication, the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) the amount of all payments required to be made as a result of such event to repay indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, including accrued but unpaid interest thereof and any premiums payable with respect thereto, (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any escrows or reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer) and (iv) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Prepayment Event (as determined reasonably and in good faith by an Authorized Officer); and

(c) with respect to any issuance or sale of Equity Interests or indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’, placement agents’ or other investment banking fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net taxes paid or payable as a result thereof.

“Net Income” means, for any period, the consolidated net income (or loss) of the Parent and its subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary and (d) the cancellation of debt income of any Person.

“Net Orderly Liquidation Value” means, with respect to Inventory or Premium Rental Drill Pipe of any Borrowing Base Party, the orderly liquidation value thereof, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, as determined from the most recent appraisal of the applicable Inventory or Premium Rental Drill Pipe, in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New Zealand Dollars” means the lawful currency of New Zealand.

“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.2.8(b).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Norwegian Kroners” means the lawful currency of the Kingdom of Norway.

“Note” means any promissory note evidencing the Loans issued at the request of a Lender pursuant to Section 2.12.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) all obligations of the Loan Parties to the Lenders, from time to time, arising under the Loan Documents, including without limitation, all unpaid principal of and accrued and unpaid interest on the Loans, all commercial and standby letters of credit and bankers acceptances issued by any Lender, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents, (b) all Rate Management Obligations and (c) all Specified Cash Management Obligations.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” has the meaning assigned to such term in Section 2.20.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Parent” means SESI Holdings, Inc. (formerly known as Superior Energy Services, Inc.), a Delaware corporation and the sole member of the Borrower.

“Participant” has the meaning assigned to such term in Section 12.2(b)(i).

“Participant Register” has the meaning assigned to such term in Section 12.2(b)(i).

“PATRIOT Act” has the meaning assigned to such term in Section 9.12.

“Payment Conditions” means, after giving pro forma effect to the proposed payment, transaction, Acquisition or Investment as if it occurred on the first day of the Pro Forma Period:

(a) no Event of Default shall have occurred and be continuing under the Loan Documents; and

(b) at all times during the Pro Forma Period, either:

(i) both (A) pro forma Availability equals or exceeds the greater of (1) $35,000,000 and (2) 30% of the lesser of the Aggregate Commitment and the Borrowing Base and (B) the pro forma Fixed Charge Coverage Ratio is greater than 1.0 to 1.0; or

(ii) pro forma Liquidity exceeds $100,000,000 and pro forma Availability exceeds 25,000,000.

“Payment Date” means the first Business Day following each of March 31, June 30, September 30 and December 31.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition” means an Acquisition (a) permitted by the terms of Section 6.18 or (b) otherwise consented to by the Required Lenders.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holders” means the Noteholders as defined in the RSA as in effect on the Closing Date, holding more than 10% of the Equity Interests in Superior Topco as of the Closing Date.

“Permitted Investments” means:

(a) Investments reflected in the audited and quarterly financial statements of the Parent and its consolidated subsidiaries publicly available before the Closing Date;

(b) accounts receivable arising in the ordinary course of business;

(c) Investments in Cash Equivalents;

(d) Investments made (i) among the Loan Parties (including any new Subsidiary that becomes a Loan Party) and (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is also not a Loan Party;

(e) Investments made by any Loan Party in any Subsidiary that is not also a Loan Party in an aggregate amount not to exceed the greater of (A) $20,000,000 and (B) 20% of the Borrowing Base then in effect;

(f) (i) Investments in stock, obligations or securities received in settlement of debts as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien; (ii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including, but not limited to, advances made to distributors consistent with past practice), and (iii) Investments consisting of prepayments and deposits to suppliers in the ordinary course of business;

(g) promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 6.13;

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(i) Investments of a Person in existence at the time such Person becomes a Subsidiary, including of a Person that is merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with this Agreement to the extent that such Investments were not made in contemplation of such Person becoming a Subsidiary, and were in existence on the date of such acquisition, merger, amalgamation, consolidation;

(j) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;

(k) Investments consisting of cash earnest money deposits required in connection with any purchase agreement, letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder;

(l) Rate Management Transactions and Guarantee Obligations permitted by Section 6.11;

(m) lease, utility and other similar deposits or any other advance or deposit permitted by this Agreement in the ordinary course of business;

(n) other Investments so long as, at the time of and immediately after giving effect thereto the Payment Conditions have been satisfied for such Investment and the Administrative Agent has received a certificate from an Authorized Officer of the Borrower that the Payment Conditions have been satisfied on such date; provided that, with respect to any Acquisition, (i) if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of the Borrower and, if it would otherwise be required, a Loan Party pursuant to the terms of this Agreement, (ii) such Acquisition is not a hostile acquisition, (iii) the Person acquired in connection with such Acquisition is (1) located in the U.S., (2) organized under applicable U.S. and state laws, and (3) not primarily engaged in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto, (iv) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (1) any such representation or warranty which relates to a specified prior date and (2) any such representation or warranty that is qualified by materiality or material adverse effect, which shall be true and correct in all respects) and no default exists, will exist, or would result therefrom, (v) as soon as available, but not less than thirty (30) days prior to any Acquisition in excess of $15,000,000, the Borrower has provided the Administrative Agent (1) notice of such Acquisition and (2) a copy of all business and financial information reasonably requested by the Administrative Agent which may include, without limitation pro forma financial statements, statements of cash flow, and Availability projections; (vi) if such Acquisition is an acquisition of assets, such Acquisition is structured so that the Borrower or another Loan Party (other than the Parent) shall acquire such assets; (vii) if such Acquisition involves a merger or a consolidation involving the Borrower or any other Loan Party, the Borrower or such Loan Party, as applicable, shall be the surviving entity, (viii) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect, (ix) all actions required to be taken with respect to any newly acquired or formed Wholly-Owned Subsidiary of the Borrower or a Loan Party, as applicable, required under this Agreement (including Section 2.18) shall have been taken, or will be taken within any applicable time period after such acquisition or formation, and (x) the Borrower shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within five (5) Business Days following the consummation thereof.

(o) to the extent not otherwise permitted under the foregoing clauses (a) through (o), other Investments in an aggregate amount determined as of the date of incurrence not exceeding $10,000,000.

The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment (but excluding any increase in the form of payment in kind interest or dividends), without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“Permitted Liens” means (a) with respect to the Borrower and its Subsidiaries, Liens permitted by the terms of Section 6.14(a) and (b) with respect to the Parent, Liens permitted by the terms of Section 6.14(b).

“Permitted Refinancing Debt” means Funded Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or proceeds of which are used to refinance, refund, renew, defease or extend, all of any other Funded Indebtedness (the “Refinanced Debt”); provided that:

(a) such New Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any costs, fees and expenses and by accrued and unpaid interest and premiums, related to such exchange or refinancing, refunding, renewal, defeasance or extension,

(b) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and a weighted average life to maturity no shorter than the weighted average life to maturity of the Refinanced Debt,

(c) such New Debt contains covenants, events of default, guarantees and other terms which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such New Debt), when taken as a whole, are not more restrictive on the Loan Parties than the terms of this Agreement (as in effect at the time of such issuance or incurrence) as determined by an Authorized Officer in good faith,

(d) such New Debt is incurred by one or more Persons who are the obligors on the Refinanced Debt unless such obligor is also a Subsidiary Guarantor or a Person who becomes a Subsidiary Guarantor in connection therewith,

(e) to the extent such New Debt is secured, it shall be secured by Liens on the same Property securing the Refinanced Debt and such Liens shall have the same priority relative to the Liens securing the Obligations as the Liens securing the Refinanced Debt, and

(f) if the Refinanced Debt (and any guarantees thereof) was subordinated in right of payment to the Obligations, then the New Debt shall be subordinated to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Refinanced Debt.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Petition Date” means December 7, 2020.

“Plan” means an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower has, or could reasonably expect to have (or, if such Plan were terminated, could have) any liability, including on account of an ERISA Affiliate.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds” means the lawful currency of the United Kingdom.

“Preferred Equity Interest” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Premium Rental Drill Pipe” means downhole rental drill pipe, including landing strings, heavy wall drill pipe and heavy weight drill pipe, drill collar and completion tubulars.

“Premium Rental Drill Pipe Test Period” means that period from the Closing Date until the earlier of (a) December 9, 2022 or (b) the date that unrestricted cash of the Parent and its Wholly-Owned Subsidiaries is less than $75,000,000, tested upon the delivery of each Borrowing Base Certificate (it being understood that unrestricted cash shall exclude (i) any cash of Loan Parties not held in a Controlled Account, (ii) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (iii) Eligible Cash).

“Prepayment Event” means:

(a) any Asset Sale; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Borrowing Base Party.

“Prepetition Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of October 20, 2017, among SESI, L.L.C., as borrower, Superior Energy Services, Inc., as parent, JPMorgan Chase Bank, N.A., as administrative agent and the lenders and other parties from time to time party thereto.

“Prepetition Credit Agreement Claims” as defined in the Approved Plan.

“Pricing Schedule” is the pricing schedule set forth on Schedule 2.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent); provided, that, if the Prime Rate shall be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, following a Material Transaction, the calculation of the Fixed Charge Coverage Ratio and each component of the Fixed Charge Coverage Ratio for the fiscal quarter or calendar month, as applicable, in which such Material Transaction occurred and each of the three (3) fiscal quarters or eleven (11) calendar months, as applicable, immediately preceding such Material Transaction with reference to the audited historical financial results of the Person, business, division or group of assets acquired or disposed of in such Material Transaction (or if such audited historical financial results are not available, such management prepared financial statements as are acceptable to the Administrative Agent) and the Parent and its subsidiaries for the applicable Test Period after giving pro forma effect to such Material Transaction and assuming that such Material Transaction had been consummated at the beginning of such Test Period. For purposes of calculating EBITDA on a Pro Forma Basis, the Borrower may exclude expenses reasonably believed by the Borrower will be saved as a result of any Material Transaction, but only to the extent consistent with Regulation S-X of the Securities Act of 1933, as amended.

“Pro Forma Period” means the period commencing thirty (30) days prior to the date of declaration of the applicable payment, transaction, Acquisition, or Investment.

“Pro Rata Share” means, with respect to any Lender, at any time, the percentage obtained by dividing (a) the Lender’s Commitment at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (b) the amount of the Aggregate Commitment at such time; provided, however, that if the Aggregate Commitment is terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the principal amount of Loans outstanding at such time by (y) the aggregate principal amount of Loans outstanding hereunder at such time.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Projections” has the meaning assigned to such term in Section 6.1(a)(v).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Protective Advance” has the meaning assigned to such term in Section 2.1.2(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning provided in Section 9.13.

“Rate Management Obligations” means any and all obligations of the Parent, the Borrower or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions with any Lender or affiliate thereof, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions with any Lender or affiliate thereof.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reais” means the lawful currency of Brazil.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Eurodollar Base Rate, 11:00 a.m. (London time) on the day that is two (2) London banking days preceding the date of such setting, and (2) if such Benchmark is not Eurodollar Base Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 12.2(a)(iv).

“Regulation D” means Regulation D of the Federal Reserve Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Federal Reserve Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Federal Reserve Board as from time to time in effect and any successor or other regulation or official interpretation of said Federal Reserve Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Rent and Charges Reserve” means a Reserve in an amount equal to the aggregate of (a) all past due rent and other amounts owing by any Borrowing Base Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral and (b) no greater than three months’ rent and other charges that could be payable to any such Person, unless it has executed a Collateral Access Agreement.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Pension Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares, in the aggregate, are greater than 50%. The Pro Rata Shares of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Requirement” means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Obligations, Banking Services Reserves, Rent and Charges Reserve, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for Rate Management Obligations, reserves for contingent liabilities of any Loan Party for which a claim or demand has been made or which are quantifiable at such time, reserves for uninsured losses of any Loan Party as they relate to the assets comprising the Borrowing Base, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) (i) to reflect items that would reasonably be expected to adversely affect the value of the applicable Eligible Accounts, Eligible Unbilled Accounts, Eligible Inventory or Eligible Premium Rental Drill Pipe or (ii) to reflect items that would reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s Liens on the Collateral; provided that, no Reserve may be taken after the Closing Date based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserve was imposed on the Closing Date, unless such circumstances, conditions, events or contingencies have changed in any material adverse respect since the Closing Date.

The Administrative Agent may, in its Permitted Discretion, (a) establish additional standards of eligibility and (b) establish additional categories of Reserves and adjust the amount of existing categories of Reserves; provided that such new standards of eligibility and additional categories of Reserves shall not affect the calculation of the Borrowing Base until the fifth (5th) Business Day following the Borrower’s receipt of written notice thereof. During such five (5) Business Day period, (x) there shall be no making of Loans or issuance or renewal of Letters of Credit that would result in excess Availability being less than the amount by which the Borrowing Base would be reduced after the imposition of such eligibility criteria or the amount of such Reserve and (y) the Administrative Agent shall, if requested, discuss any such new standards or additional Reserve with the Borrower and, to the extent applicable, the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (b) no Reserve or change shall be duplicative of any Reserve or change already accounted for through eligibility criteria (including collection/advance rates).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property except Equity Interests issued by the Parent or its subsidiaries) with respect to any Equity Interests in the Parent or its subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent or its subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Parent or its subsidiaries.

“Ringgits” means the lawful currency of Malaysia.

“Rupiah” means the lawful currency of the Republic of Indonesia.

“S&P” means Standard & Poor’s Ratings Group, Inc. or its successor.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.21.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) an other relevant sanctions authority.

“Saudi Riyals” means the lawful currency of the Kingdom of Saudi Arabia.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Scheduled Termination Date” means December 9, 2024.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous governmental authority.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Parties” means the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which any Obligations are owed.

“Securities Account” has the meaning assigned to such term in the Uniform Commercial Code.

“Singapore Dollars” means the lawful currency of the Republic of Singapore.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Specified Cash Management Obligations” means any and all obligations of the Parent, the Borrower or its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Spot Exchange Rate” means, on any day with respect to any Alternate Currency, the spot rate at which U.S. Dollars are offered on such day by the applicable Issuing Lender, in the market where its foreign currency exchange operations are then being conducted for such foreign currency, at approximately 11:00 A.M. Local Time, for delivery two (2) Business Days later; provided, if at the time of any such determination, for any reason no such spot rate is being quoted, the applicable Issuing Lender may use reasonable methods it deems appropriate to determine such rate.

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) are, at the time any determination is being made, owned, held or Controlled, in each case, directly or indirectly, by the Borrower or by one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any other Person the accounts of which are consolidated with those of the Parent in Superior Topco’s consolidated financial statements.

“Subsidiary Guarantor” means each Domestic Subsidiary which has executed and delivered a guarantee of the Obligations under Section 2.18 until such time as such Person is released of its guarantee obligations under Section 10.11.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the gross book value of the assets of the Borrower and its Subsidiaries as are shown in the consolidated financial statements of Superior Topco and its Subsidiaries as at the beginning of the four (4) fiscal quarter period ending with the fiscal quarter in which such determination is made, or (b) is responsible for more than ten percent (10)% of the consolidated net sales or of the Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Superior Topco” means Superior Energy Services, Inc., a Delaware corporation.

“Superior Midco” means Superior MidCo, Inc., a Delaware corporation.

“Supermajority Lenders” means, at any time, Lenders whose Pro Rata Shares, in the aggregate, are greater than 66.66%. The Pro Rata Shares of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Superpriority Claim” means a claim against a Loan Party in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Supported QFC” shall have the meaning provided in Section 9.13.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Syndication Agent” means Bank of America, N.A.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.2 that is not Term SOFR.

“Termination Date” means the earlier of (a) the Scheduled Termination Date and (b) any date upon which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms of Section 2.4.

“Test Period” means, at any time of determination, (a) if the most recent financial statements that were required to be delivered by Superior Topco and the Borrower under this Agreement are those financial statements required by Section 6.1(a)(i) or (ii), the most recently ended period of four (4) consecutive fiscal quarters of Superior Topco for which such financial statements required to be delivered pursuant to Section 6.1(a)(i) or (ii), as applicable, have been delivered to the Administrative Agent and (b) if the most recent financial statements that were required to be delivered by Superior Topco and the Borrower under this Agreement are those financial statements required by Section 6.1(a)(iii), the most recently ended period of twelve (12) consecutive calendar months for which such financial statements required to be delivered pursuant to Section 6.1(a)(iii) have been delivered to the Administrative Agent.

“Transferee” has the meaning assigned to such term in Section 12.3.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncontrolled Account” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Subsidiary, (ii) amounts required to be paid over to an employee benefit plan (as defined in Section 3(3) of ERISA) on behalf of or for the benefit of employees of the Borrower or any Subsidiary and (iii) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary, in each case, then due and owing (or to be due and owing within ninety (90) days), (b) Deposit Accounts which are used as escrow accounts or as a fiduciary or trust accounts, in each case, for the benefit of unaffiliated third parties (c) other Deposit Accounts, Securities Accounts and Commodity Accounts of the Borrower and its Domestic Subsidiaries that are not Controlled Accounts which, in the aggregate, do not have an average monthly balance exceeding $5,000,000 and (d) Fourth Amendment Credit Support Cash Collateral Accounts.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any indebtedness (other than the Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof or of any security instrument relating to such attachment, perfection, the effect thereof or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars” and “$” means dollars in lawful currency of the United States.

“U.S. Dollar Equivalent” means on any date, with respect to any amount denominated in any Alternate Currency, the equivalent in U.S. Dollars that may be purchased with such currency at the Spot Exchange Rate (determined as of the most recent Calculation Date) with respect to such currency at such date.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.13.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.4(g)(ii)(B)(3).

“Weekly Reporting Period” means the period commencing upon the occurrence of any of the following: (a) an Event of Default, (b) Availability on any date being less than the greater of (i) $25,000,000 and (ii) 17.5% of the lesser of the Aggregate Commitment and the Borrowing Base, or (c) the sum of (i) excess Availability and (ii) unrestricted cash of the Loan Parties being less than $50,000,000 (it being understood that unrestricted cash shall exclude (A) any cash of Loan Parties not held in a Controlled Account, (B) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (C) Eligible Cash). Once triggered, a Weekly Reporting Period shall remain in effect at all times thereafter until (x) with respect to any period triggered under the foregoing clause (a), such Event of Default is no longer continuing or has been waived in accordance with the Loan Documents, (y) with respect to any period triggered under the foregoing clause (b), Availability remains in excess of the applicable threshold set forth therein for thirty (30) consecutive days or (z) with respect to any period triggered under the foregoing clause (c), the sum of (i) excess Availability and (ii) unrestricted cash of the Loan Parties remains in excess of $50,000,000 for thirty (30) consecutive days (it being understood that unrestricted cash shall exclude (A) any cash of Loan Parties not held in a Controlled Account, (B) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (C) Eligible Cash).

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or its Subsidiaries) of which shall at the time be owned or Controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (a) accounting terms relating to Superior Topco or any of its subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Parent or any subsidiary at “fair value”, as defined therein and (ii) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect)) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof, (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interest, securities, revenues, accounts, leasehold interests and contract rights, and (e) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.3 Interest Rates, LIBOR Notifications. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 3.2(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.2(e), of any change to the reference rate upon which the interest rate on Eurodollar Advances is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.2(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.2(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.4 Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the applicable Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

ARTICLE II

THE CREDITS

2.1 Loans.

2.1.1 Making the Loans. Subject to the terms and conditions hereof and during the Commitment Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans in U.S. Dollars to the Borrower from time to time in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding the lesser of (i) such Lender’s Commitments and (ii) such Lender’s Pro Rata Share of the Borrowing Base or (b) the Aggregate Exposure exceeding the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Loans at any time prior to the Termination Date. The Commitments of the Lenders shall expire on the Termination Date. The Advances must be either Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower or otherwise outstanding in accordance with Sections 2.7 and 2.8.

2.1.2 Protective Advances.

(a) Subject to the limitations set forth below, the Borrower and the Lenders authorize the Administrative Agent to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower or any of its Subsidiaries pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.6) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate principal amount of Protective Advances outstanding at any time shall not exceed $12,000,000; provided further that, the Aggregate Exposures after giving effect to the Protective Advances being made shall not exceed the Aggregate Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The Protective Advances shall constitute Obligations hereunder and shall be Obligations. All Protective Advances shall be Floating Rate Advances. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. To the extent not reimbursed by the Borrower following a demand for reimbursement, each Lender agrees to fund a Loan in the amount equal to its Pro Rata Share of each Protective Advance to reimburse the Administrative Agent for such Protective Advance regardless of whether (x) the conditions precedent set forth in Section 4.2 have been satisfied and (y) such Loan would cause such Lender’s Credit Exposure to exceed its pro rata share of the Borrowing Base or the Aggregate Exposure to exceed the Borrowing Base.

(b) Upon the making of a Protective Advance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.2 Letters of Credit.

2.2.1 L/C Commitments.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.2.4(a), agrees (i) that the Existing Letters of Credit set forth on Schedule 5 shall be deemed issued under this Agreement on and after the Closing Date and shall constitute Letters of Credit for all purposes hereunder and under the Loan Documents, (ii) from time to time on any Business Day on and after the Closing Date, to renew or extend Existing Letters of Credit or replace an Existing Letter of Credit that has expired or terminated without being drawn, and (iii) issue Letters of Credit for the account of the Borrower or any of its Subsidiaries on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed $120,000,000, (ii) the L/C Exposure of any Issuing Lender would exceed such Issuing Lender’s L/C Commitment, (iii) the Credit Exposure of any Lender would exceed the lesser of (x) such Lender’s Commitment and (y) such Lender’s Pro Rata Share of the Borrowing Base then in effect, (iv) 105% of the U.S. Dollar Equivalent of the L/C Obligations attributable to Letters of Credit denominated in Alternate Currencies would exceed the lesser of (A) $40,000,000 and (B) the Availability, (v) the Aggregate Exposure would exceed the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base or (vi) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the L/C Exposure, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.2.4.

(b) Each Letter of Credit shall (i) be denominated in U.S. Dollars or, if agreed by the Issuing Lender, any Alternate Currency and (ii) expire no later than the date that is seven (7) Business Days prior to the Scheduled Termination Date (the “L/C Expiration Date”). Notwithstanding the foregoing, any Letter of Credit issued or deemed issued pursuant to Section 2.2.1(a) hereunder (including Existing Letters of Credit) may, in the sole discretion of the Issuing Lender, expire after the L/C Expiration Date, provided that the Borrower shall (i) provide cash collateral in an amount equal to 105% of the L/C Obligations (or, as applicable, the U.S. Dollar Equivalent of such L/C Obligations with respect to Letters of Credit issued in Alternate Currencies) in respect of any such outstanding Letter of Credit to the Issuing Lender at least thirty (30) days prior to the L/C Expiration Date and enter into a reimbursement agreement on terms acceptable to the applicable Issuing Lender, which such amount shall be (A) deposited by the Borrower in an account with and in the name of the Issuing Lender and (B) held by such Issuing Lender for the satisfaction of the Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit or (ii) otherwise backstop, cash collateralize or enter into arrangements reasonably satisfactory to the Borrower and the applicable Issuing Lender with respect to such Letter of Credit. With respect to any Letter of Credit that is issued with an expiration date beyond the L/C Expiration Date, if such Letter of Credit is so backstopped, cash collateralized, or such other acceptable arrangements with respect thereto are entered into, to the extent of any undrawn amount remaining thereunder on the Scheduled Termination Date, such Letter of Credit shall cease to be a “Letter of Credit” outstanding for all purposes under this Agreement.

(c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable requirement of law.

2.2.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). Following receipt of such notice and prior to the issuance of a requested Letter of Credit, the Administrative Agent shall calculate the U.S. Dollar Equivalent of such Letter of Credit if it is to be denominated in an Alternate Currency and shall notify the Borrower and the Issuing Lender of the Aggregate Exposure after giving effect to (i) the issuance of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Loans that (based upon notices delivered to the Administrative Agent by the Borrower) are expected to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued only if (and upon delivery of an Application therefor and the issuance thereof the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the L/C Obligations shall not exceed $120,000,000, (ii) 105% of the U.S. Dollar Equivalent of the L/C Obligations applicable to Letters of Credit denominated in Alternate Currencies shall not exceed the lesser of (A) $40,000,000 and (B) the Availability and (iii) the Aggregate Exposure shall not exceed the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base.

2.2.3 Letter of Credit Fees.

(a) The Borrower agrees to pay the Issuing Lender a fronting fee in U.S. Dollars in an amount agreed between the Borrower and the Issuing Lender (but not less than 0.25% per annum on the U.S. Dollar Equivalent of the face amount of the Letter of Credit), payable quarterly in arrears on each Payment Date, for the term of the Letter of Credit, together with the Issuing Lender’s customary letter of credit issuance and processing fees. The fronting fee and customary letter of credit issuance and processing fees shall be retained by the Issuing Lender, which fee shall not be shared with the other Lenders.

(b) In addition, the Borrower agrees to pay the Administrative Agent a fee in U.S. Dollars equal to the Applicable Letter of Credit Fee Rate (on a per annum basis) shown on the Pricing Schedule times the U.S. Dollar Equivalent of the aggregate face amount of all outstanding Letters of Credit (as reduced from time to time), payable quarterly in arrears on each Payment Date, for the term of the Letter of Credit and shall be shared by the Issuing Lender and the other Lenders on the basis of each Lender’s Pro Rata Share.

2.2.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay in U.S. Dollars to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Share of the U.S. Dollar Equivalent of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.2.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.2.4(a) is not made available to the Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Loans that are Floating Rate Advances. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with Section 2.2.4(a) or (b), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its Pro Rata Share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

2.2.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid in the currency in which such Letter of Credit was issued and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 a.m., Chicago time if such Letter of Credit is denominated in U.S.

Dollars or Canadian dollars, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the currency in which such draft is payable (except that, in the case of any Letter of Credit denominated in any currency other than U.S. Dollars, upon notice by the Issuing Lender to the Borrower, such payment shall be made in U.S. Dollars from and after the date on which the amount of such payment shall have been converted into U.S. Dollars at the Spot Exchange Rate on such date of conversion, which date of conversion shall be selected by the Issuing Lender and may be any Business Day after the date on which such payment is due) and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at (x) until the Business Day next succeeding the date of the relevant notice, the Floating Rate and (y) thereafter, the rate set forth in Section 2.10; provided, that if any such amount is denominated in a currency other than U.S. Dollars for any period, such interest shall be payable for such period at the Alternate Currency Overnight Rate. If, as a result of fluctuations in the exchange rate between the U.S. Dollar and any Alternate Currency, the amount of the L/C Obligations exceeds 105% of the L/C Commitment, then the Borrower shall deposit within three (3) Business Days of demand by the Administrative Agent as cash collateral, an amount in U.S. Dollars equal to such excess. The obligation to deposit amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the under the terms of a Letter of Credit. If (1) the Borrower was required to provide an amount of cash collateral hereunder as a result of the L/C Obligations exceeding the L/C Commitment due to fluctuations in the exchange rate between the U.S. Dollar and any applicable Alternate Currency (2) the L/C Obligations no longer exceed the L/C Commitment and (3) the Borrower is not otherwise required to post cash collateral in respect of the Letters of Credit hereunder which has not been posted, then the amount of such excess shall be returned to such Borrower within five (5) Business Days upon request of the Borrower.

2.2.6 Obligations Absolute. The Borrower’s obligations under this Section 2.2 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s reimbursement obligations under Section 2.2.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

2.2.7 Letter of Credit Payments. The Issuing Lender shall, within the period stipulated by terms and conditions of the applicable Letter of Credit following its receipt thereof, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, the Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the

Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such L/C Disbursement. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.2.8 Applications.

(a) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.2, the provisions of this Section 2.2 shall apply.

(b) If the Borrower so requests in any Application related to any Letter of Credit, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Lender to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date (unless otherwise agreed by the applicable Issuing Lender in its sole discretion, and subject to the conditions set forth in Section 2.2.1(b) with respect to such Letters of Credit); provided, however, that such Issuing Lender shall not permit any such extension if (i) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 2.2.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent that one or more of the applicable conditions specified in Section 4 are not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.

2.2.9 Cash Collateralization. If any Event of Default shall occur and be continuing or as otherwise required under this Agreement, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Exposure representing greater than 50% of the aggregate L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall (a) deposit in an account with the Administrative Agent, which may be a L/C Collateral Account under the Existing Credit Agreement, in the name of the Administrative Agent and for the benefit of the Lenders (the “L/C Collateral Account”), an amount in cash equal to (i) 105% of the amount of the L/C Exposure as of such date plus accrued and unpaid interest thereon and (b) execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the L/C Collateral Account and grant the Administrative Agent a security interest in such account and the funds therein; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(g) or Section 7.1(h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the L/C Collateral

Account and the Borrower hereby grants the Administrative Agent a security interest in the L/C Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the L/C Collateral Account. Moneys in the L/C Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Exposure representing greater than 50% of the aggregate L/C Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default are no longer continuing or have been waived as confirmed in writing by the Administrative Agent. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the L/C Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

2.2.10 Replacement of an Issuing Lender.

(a) An Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.2.3. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by such Issuing Lender thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(b) Subject to the appointment and acceptance of a successor Issuing Lender, the Issuing Lender may resign as an Issuing Lender at any time upon thirty (30) calendar days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Lender shall be replaced in accordance with Section 2.2.10(a) above.

2.2.11 Eligible Cash Account. Notwithstanding the foregoing or anything to the contrary contained herein, so long as (a) no Default or Event of Default has occurred and is continuing and (b) either (i) Availability exceeds $25,000,000 for the immediately preceding twenty-eight (28) consecutive days or (ii) all of the outstanding Letters of Credit are cash collateralized in an amount equal to 105% of the L/C Exposure for such Letters of Credit (or, as applicable, the U.S. Dollar Equivalent of such L/C Exposure with respect to Letters of Credit issued in Alternate Currencies), then subject to Borrower’s delivery of a pro forma Borrowing Base Certificate, Borrower may request that (x) in the case of clause (b)(i) above Eligible Cash in an amount equal to the lowest amount by which Availability exceeded $25,000,000 in the immediately preceding twenty-eight (28) consecutive days and (y) in the case of clause (b)(ii) above, all Eligible Cash, be transferred to another Controlled Account of the Loan Parties that is not fully-blocked, it being understood that upon such transfer, Eligible Cash shall be reduced by the amount of such transferred cash. Upon such request, the Administrative Agent shall promptly transfer such cash as directed by the Borrower.

2.3 Mandatory Repayments.

(a) The Borrower hereby unconditionally promises to (i)(A) pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan and (B) with respect to each outstanding Letter of Credit that has not been cash collateralized or otherwise addressed pursuant to Section 2.2.1(b), either (x) cash collateralize such Letter of Credit in an amount equal to 105% of the aggregate L/C Exposure in respect thereof (or, as applicable, the U.S. Dollar Equivalent of such L/C Exposure with respect to Letters of Credit issued in Alternate Currencies) and subject to documentation reasonably satisfactory to the applicable Issuing Lender or (y) otherwise backstop, cash collateralize or enter into arrangements reasonably satisfactory to the Borrower and the applicable Issuing Lender with respect to such Letter of Credit, in each case, on the Termination Date and (ii) pay to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Termination Date and, if Protective Advances cannot be refinanced by a Loan, upon demand by the Administrative Agent.

(b) In the event and on such occasion that the Aggregate Exposure exceeds the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base, the Borrower shall immediately (A) first, pay any outstanding reimbursement obligations in respect of any L/C Disbursement, (B) second, prepay the Loans and (C) third, cash collateralize the L/C Exposure pursuant to Section 2.2.9, as applicable, in an aggregate amount equal to such excess.

(c) At all times during any Cash Dominion Trigger Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Concentration Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), (i) first to prepay any Protective Advances that may be outstanding and (ii) second to pay any outstanding reimbursement obligations in respect of any L/C Disbursement, (iii) third to prepay the Loans and (iv) fourth to cash collateralize the L/C Exposure pursuant to Section 2.2.9, as applicable. Notwithstanding the foregoing, to the extent any funds credited to the Concentration Account constitute Net Available Cash, the application of such Net Available Cash shall be subject to Section 2.3(d).

(d) If any Borrowing Base Party receives any Net Available Cash in respect of any Prepayment Event, then the Borrower shall, within one (1) Business Day following its receipt of such Net Available Cash, apply an amount equal to the lesser of (x) 100% of such Net Available Cash and (y) the outstanding principal balance of the Loans (A) first, to prepay any Protective Advances, (B) second, to pay any outstanding reimbursement obligations in respect of any L/C Disbursement, (C) third to prepay the Loans without a corresponding reduction in the Aggregate Commitments and (D) fourth, at all times during a Cash Dominion Trigger Period, to cash collateralize the L/C Exposure in accordance with Section 2.2.9. If any Prepayment Event or disposition, or series of related dispositions, permitted pursuant to Section 6.13(a)(iv) (solely with respect to a transfer of property to a Subsidiary that is not a Loan Party) or Section 6.13(a)(v) occurs with respect to assets or property included in Borrowing Base with an aggregate value of greater than $1,000,000, deliver an updated Borrowing Base Certificate giving pro forma effect to such Prepayment Event or disposition (including, with respect to any disposition permitted pursuant to Section 6.13(a)(v), the replacement of such disposed assets with assets of a similar type and value, or otherwise useful in the business of the Borrower or one of the Subsidiaries).

(e) If, as of the end of any Wednesday, the Parent and its Domestic Subsidiaries have Domestic Excess Cash as of the end of such day, then on the next Business Day, the Borrower shall prepay Loans in an amount equal to the lesser of (i) 100% of such Domestic Excess Cash as of the end of such immediately preceding Business Day and (ii) the aggregate principal amount of Loans then outstanding.

(f) If, as of the end of any Wednesday, the Parent and its Wholly-Owned Subsidiaries have Global Excess Cash as of the end of such day, then on the next Business Day, the Borrower shall prepay Loans in an amount equal to the lesser of (i) 100% of such Global Excess Cash as of the end of such immediately preceding Business Day and (ii) the aggregate principal amount of Loans then outstanding.

(g) Amounts to be applied in connection with prepayments made pursuant to this Section 2.3 shall be applied to the repayment of the Loans in accordance with Section 2.11. Each repayment of the Loans under this Section 2.3 shall be accompanied by accrued interest to the date of such repayment on the amount prepaid and any amounts owing pursuant to Section 3.3.

2.4 Commitment Fee; Reductions in Aggregate Commitment; Other Fees.

(a) The Borrower agrees to pay to the Administrative Agent, to be shared by the Lenders on the basis of each Lender’s Pro Rata Share, a commitment fee at a per annum rate equal to 0.50% on the daily unused portion of the Aggregate Commitment during the Commitment Period, payable quarterly in arrears on each Payment Date and on the Termination Date. For the purposes hereof, “unused portion” means the Aggregate Commitment, minus the aggregate principal amount outstanding on all Loans, minus the aggregate face amount of all outstanding Letters of Credit.

(b) The Borrower may permanently reduce the Aggregate Commitment in whole or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five (5) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Loans and the aggregate face amount of all outstanding Letters of Credit.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.5 Minimum Amount of Each Loan Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $200,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.6 Optional Repayments. The Borrower may from time to time pay, without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances (or the full outstanding balance of all Floating Rate Advances, if less than such minimum), upon one (1) Business Days’ prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.3 but otherwise without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion (or the full outstanding balance of all Eurodollar Advances, if less than such minimum) of the outstanding Eurodollar Advances upon three (3) Business Days’ prior notice to the Administrative Agent. Repayments pursuant to this Section 2.6 shall be applied as provided in Section 2.11.

2.7 Method of Selecting Types and Eurodollar Interest Periods. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the manner set forth in Section 2.13 (a “Borrowing Notice”) not later than 11:00 a.m., Chicago time, on the Borrowing Date of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a) the Borrowing Date, which shall be a Business Day, of such Advance;

(b) the aggregate amount of such Advance;

(c) the Type of Advance selected;

(d) in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto; and

(e) the amount of the then effective Borrowing Base, the current Aggregate Exposure (without regard to the requested Advance) and the pro forma Aggregate Exposure (giving effect to the requested Advance).

If no election as to the Type of Advance is specified, then the Borrower shall be deemed to have requested a Floating Rate Advance. If no Eurodollar Interest Period is selected with respect to any requested Eurodollar Advance, then the Borrower shall be deemed to have requested a Eurodollar Interest Period of one month’s duration.

Not later than 1:00 p.m., Chicago time, on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Administrative Agent at the Funding Office in an amount equal to such Lender’s Pro Rata Share. The Administrative Agent will make the funds so received from the Lenders available to the Borrower by promptly crediting the amounts so received, in like funds, to a Deposit Account of the Borrower that is a Controlled Account and designated by the Borrower in the applicable Borrowing Notice; provided that Floating Rate Advances made to finance the reimbursement of (i) an L/C Disbursement as provided in Section 2.2.4 shall be remitted by the Administrative Agent to the Issuing Lender and (ii) a Protective Advance shall be retained by the Administrative Agent. The Borrower shall not be entitled to more than six Eurodollar Rate tranches and one Floating Rate tranche (excluding any Protective Advances) at any one time on the Loans.

2.8 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.8 or are repaid. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Eurodollar Interest Period. Subject to the terms of Section 2.5 and this Section 2.8, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance, provided that no Floating Rate Advance may be converted into a Eurodollar Advance when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their reasonable discretion not to permit such conversions. This Section 2.8 shall not apply to Protective Advances, which may not be converted or continued. The Borrower shall give the Administrative Agent irrevocable notice in the manner set forth in Section 2.13 (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m., Chicago time, at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued, and

(c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Eurodollar Interest Period applicable thereto.

2.9 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof. No Eurodollar Interest Period with respect to any Loan may end after the Termination Date. The Borrower shall use commercially reasonable efforts to select Eurodollar Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Eurodollar Interest Period in order to make a repayment required by this Agreement.

2.10 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.11 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of an Event of Default under Section 7.1(b), 7.1(g) or 7.1(h), (a) each Eurodollar Advance (in the case of an Event of Default under Section 7.1(b), with respect to which such Event of Default shall exist) shall bear interest for the remainder of the applicable Eurodollar Interest Period at the rate otherwise applicable to such Eurodollar Interest Period plus 2% per annum, (b) each Floating Rate Advance (in the case of an Event of Default under Section 7.1(b), with respect to which such Event of Default shall exist) shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, (c) each outstanding Letter of Credit (in the case of an Event of Default under Section 7.1(b), with respect to which such Event of Default shall exist) shall bear interest at a rate per annum equal to the Applicable Letter of Credit Fee Rate in effect from time to time plus 2% per annum, and (d) all interest, fees (other than fees referred to in clause (c) hereof) and other amounts outstanding hereunder shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum.

2.11 Method of Payment.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fees (except as set forth in any agreement governing the payment thereof) and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Pro Rata Shares of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) All payments of the Obligations (other than with respect to Rate Management Obligations and Specified Cash Management Obligations) hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 p.m., Chicago time, on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at the Funding Office or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and bank fees as they become due hereunder; all other fees due hereunder shall be paid by Borrower upon the receipt of an invoice at Borrower’s address.

(d) The application of any repayment pursuant to this Section 2.11 shall be made, first, to Floating Rate Advances and, second, to Eurodollar Advances.

2.12 Noteless Agreement; Evidence of Obligations.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Eurodollar Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note for such Loans payable to such Lender in a form supplied by the Administrative Agent and acceptable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.13 Borrowing Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on email, facsimile or telephonic notices made by any person or persons the Administrative Agent in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given in such manner. If the Borrower elects to provide telephonic notice as set forth herein, the Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent, of each telephonic notice signed by an Authorized Officer. If the written confirmation of the telephonic notice differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent shall govern absent manifest error.

2.14 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date and at maturity. Interest at the Floating Rate shall be calculated for actual days elapsed on the basis of a 365-day (366-day in leap year) basis. Interest accrued on each Eurodollar Advance shall be payable on the first Business Day following the last day of its applicable Eurodollar Interest Period (or if the applicable Eurodollar Interest Period is greater than three months, on the first Business Day following the last day of the third month of such Eurodollar Interest Period), on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest at the Eurodollar Rate and fees shall be calculated for actual days elapsed on the basis of a 360 day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 p.m. Chicago time. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate and Eurodollar Interest Period applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16 Lending Installations. Each Lender may book its Loans and each Issuing Lender may issue Letters of Credit at any Lending Installation of its choosing and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit and any Notes issued hereunder shall be deemed held by each Lender or Issuing Lender, as applicable, for the benefit of any such Lending Installation. Each Lender and Issuing Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans or Letters of Credit will be made by it and for whose account payments are to be made.

2.17 Non Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal or interest to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) calendar days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.18 Collateral and Guarantees.

(a) The Obligations shall be secured by the following:

(i) first priority perfected security interests in all of the Borrowing Base Parties’ (A) inventory, accounts, equipment, instruments, chattel paper, documents and general intangibles and (B) Deposit Accounts, Securities Accounts and Commodity Accounts (other than any Uncontrolled Account for so long as it is an Uncontrolled Account) subject to Control Agreements delivered pursuant to Section 2.18(e), in each case, together with all products and proceeds thereof;

(ii) first priority perfected security interests in all outstanding shares of stock or partnership or membership interests, as the case may be, of each Subsidiary Guarantor;

(iii) first priority perfected security interests in 66% of the outstanding Equity Interests of each first tier Foreign Subsidiary owned directly by the Borrower or a Subsidiary Guarantor as of the Closing Date (or if the Borrower or such Subsidiary Guarantor shall own less than 66% of the outstanding Equity Interests, then all of the Equity Interests owned by them);

(iv) a first priority perfected security interest in the Parent’s entire membership interest of the Borrower;

(v) a first priority perfected security interest in all other property otherwise described as Collateral in any Collateral Documents now existing or hereafter acquired; and

(vi) joint and several guaranties by the Parent and each Subsidiary Guarantor.

(b) [Reserved].

(c) On any date, in the case of any Domestic Subsidiary that is not previously subject to the collateral requirements set forth in Section 2.18(a) but which has a total Adjusted Book Value exceeding $5,000,000 at the end of any fiscal quarter after the Closing Date, the Borrower covenants and agrees to cause such Subsidiary to become a Subsidiary Guarantor and to execute or cause to be executed, within thirty (30) calendar days (or such later date as may be reasonably agreed to by the Administrative Agent) after the end of such fiscal quarter, Collateral Documents reasonably required by the Administrative Agent in order to subject such Domestic Subsidiary to the collateral requirements set forth in Section 2.18(a). In addition, if any Domestic Subsidiary incurs or otherwise becomes liable for any Funded Indebtedness or Guarantee Obligation, such Subsidiary shall contemporaneously become a Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent. The Borrower shall also, if requested by the Administrative Agent, deliver to the Administrative Agent certificates and legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Once a Domestic Subsidiary has executed Collateral Documents, the Collateral Documents for that Domestic Subsidiary shall remain in effect irrespective of its total Adjusted Book Value. Notwithstanding the foregoing, the aggregate Adjusted Book Value of all Domestic Subsidiaries not subject to the guaranty and collateral requirements of this Section 2.18 shall at no time exceed $20,000,000.

(d) The Parent, the Borrower and its Domestic Subsidiaries shall be subject to cash dominion at all times from the Closing Date through the Termination Date. All Deposit Accounts, Securities Accounts and Commodity Accounts (other than any Uncontrolled Account for so long as it is an Uncontrolled Account) of the Parent, the Borrower and its Domestic Subsidiaries shall be Controlled Accounts; provided that all proceeds of any Loan shall be deposited into a Deposit Account that is a Controlled Account and maintained with the Administrative Agent. The Parent and the Borrower will, and will cause each of the Borrower’s Domestic Subsidiaries to, in connection with any Deposit Account, Securities Account or Commodity Account (other than any Uncontrolled Account for so long as it is an Uncontrolled Account), enter into and deliver to the Administrative Agent a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, on or prior to the following dates (or, in each case, such later date as the Administrative Agent may agree in its sole discretion): (i) the Closing Date or (ii) with respect to Deposit Accounts, Securities Accounts and Commodity Accounts of the Borrower and its Domestic Subsidiaries (other than any Uncontrolled Account for so long as it is an Uncontrolled Account) established on or after the Closing Date, on or prior to the date on which such Deposit Account, Securities Account or Commodity Account ceases to be an Uncontrolled Account. During a Cash Dominion Trigger Period (defined below), cash on hand and collections which are received into any Controlled Account shall be swept on a daily basis and to the extent necessarily any securities held in any Securities Account shall be liquidated and the cash proceeds swept into a blocked account maintained with the Administrative Agent (the “Concentration Account”) and used to prepay Loans and reimbursement obligations in respect of any L/C Disbursement and to cash collateralize L/C Exposure outstanding under this Agreement in accordance with Section 2.3(c). As used herein, a “Cash Dominion Trigger Period” shall mean a period which commences immediately upon (a) the occurrence of any Event of Default, (b) any date when Availability is less than the greater of (i) $20,000,000 and (ii) 15% of the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base or (c) on any date when Loans are outstanding. Once triggered, a Cash Dominion Trigger Period shall remain in effect at all times thereafter until (x) any period triggered under clause (a) of the foregoing sentence shall cease when such Event of Default is no longer continuing or has been waived in accordance with the Loan Documents, (y) any period triggered under clause (b) of the foregoing sentence shall cease on the date Availability exceeds the threshold set forth therein for at least thirty (30) consecutive calendar days and (z) any period triggered under clause (c) of the foregoing sentence shall cease on the date no Loans are outstanding.

(e) The Parent and the Borrower will, and will cause each of the Borrower’s Domestic Subsidiaries to notify the Administrative Agent of any Deposit Account, Securities Account or Commodity Account (other than any Uncontrolled Account for so long as such account remains an Uncontrolled Account) that is established, held or maintained such Person that is not otherwise listed on Schedule 4. Notice under this Section 2.18(e) shall be delivered to the Administrative Agent promptly but, in any event, not more than five (5) Business Days (or such later date as may be reasonably agreed to by the Administrative Agent) following the establishment of any such account.

(f) Each Loan Party will, and will cause each of its subsidiaries that is a Loan Party (and, in the case of Control Agreements, each Domestic Subsidiary) to, execute and deliver, or cause to be executed or delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.1(c), as applicable), which may be required by any requirement of law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(g) In no event shall (i) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements or analogous filings in the jurisdiction of formation of the applicable Guarantor) be required with respect to letter of credit rights, commercial tort claims, motor vehicles or any other assets subject to certificates of title, (ii) any mortgages be required to be delivered with respect to any real property interests or (iii) Collateral Documents governed by the laws of a jurisdiction other than the United States or any state thereof be required.

2.19 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

(b) The Commitment amounts outstanding on the Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.11); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of any waiver, amendment or modification (i) requiring the consent of all Lenders or (ii) described in clause (i) or (ii) of the first proviso in Section 9.11.

(c) If any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lenders’ Credit Exposure to exceed such non-Defaulting Lenders’ Commitment. Subject to Section 16.1, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in 2.2.9 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 2.2.3(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized.

(d) So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related and L/C Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein) and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c)(ii).

(e) Any amount payable to such Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to this Agreement, shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder, (iii) third, to the cash collateralization of any participating interest in any Letter of Credit (in which case any cash collateral posted by the Borrower pursuant to this Section 2.19 shall be released to the Borrower in an equal amount), (iv) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent, held in such account as cash collateral and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralization of the Issuing Lenders’ future L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and participating interests in any Letter of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or participating interests in any Letter of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in any Letter of Credit are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.19(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post as cash collateral pursuant to this Section 2.19(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(f) In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Pro Rata Share and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) The Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require that the Defaulting Lender assign without recourse (in accordance with and subject to the restrictions set forth in Article XII of this Agreement in the case of voluntary assignments by a Lender) all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) such assignee shall have received the prior written approval of the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld, and (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of all Obligations owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts).

(h) If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

2.20 Currency Indemnity. The Borrower shall, and shall cause the other Loan Parties to, make payment relative to any Obligation (including with respect to Letters of Credit) in the currency in which such Obligation was effected (the “Agreed Currency”). If any payment is received on account of any Obligation in any currency other than the Agreed Currency (the “Other Currency”) (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any collateral under the Collateral Documents or the liquidation of a Loan Party or otherwise), such payment shall constitute a discharge of the liability of the Loan Parties hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or Administrative Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal banking procedures in the relevant jurisdiction and applicable law after deducting any costs of exchange. To the fullest extent permitted by applicable law, if the amount of the Other Currency received is insufficient to satisfy the obligation in the Agreed Currency in full, then the Borrower shall on demand indemnify the Issuing Lenders, Lenders and the Administrative Agent from and against any loss or cost arising out of or in connection with such deficiency; provided that if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, voluntary prepayment, realization of collateral, liquidation of a Loan Party or otherwise, then the Agents or the Lenders, as the case may be, agree to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law). To the fullest extent permitted by applicable law, the foregoing indemnity and agreement by each party shall constitute an obligation separate and independent from all other obligations contained in this Agreement and shall give rise to a separate and independent cause of action.

2.21 Increase of Aggregate Commitment.

(a) Subject to the conditions set forth in Section 2.21(b), the Borrower may, on one or more occasions, increase the Aggregate Commitment then in effect (any such increase an “Incremental Increase”) by increasing the Commitment of a Lender or by causing a Person that at such time is not a Lender to become a Lender and have a Commitment (an “Additional Lender”).

(b) Any increase in the Aggregate Commitment shall be subject to the following additional conditions:

(i) such increase shall not be less than $10,000,000 (and increments of $10,000,000 above that minimum) unless the Administrative Agent otherwise consents; provided that the aggregate amount of Incremental Increases shall not exceed $50,000,000;

(ii) as of the effective date of such Incremental Increase, no Default or Event of Default shall have occurred and be continuing immediately after giving effect to such increase and the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such effective date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such increase such representations and warranties shall be true and correct in all material respects as of such specified earlier date;

(iii) no Lender’s Commitment may be increased without the consent of such Lender;

(iv) the Administrative Agent and each Issuing Lender must consent to the addition of any Additional Lender, in each case, such consent not to be unreasonably withheld or delayed;

(v) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement;

(vi) receipt by the Administrative Agent of (A) board resolutions and officers’ certificates consistent with those delivered on the Closing Date and (B) reaffirmation agreements and/or such amendments to the Collateral Documents, in each case, as may be reasonably requested by the Administrative Agent in order to ensure that such incremental indebtedness is provided with the benefit of the applicable Loan Documents; and

(vii) on the effective date of such increase, no Eurodollar Advances shall be outstanding or if any Eurodollar Advances are outstanding, then the effective date of such increase shall be the last day of the Eurodollar Interest Period in respect of such Eurodollar Advance unless the Borrower pays compensation required pursuant to Section 3.3.

(c) With the consent of the Lenders providing an Incremental Increase, the Borrower, and to the extent applicable, the Administrative Agent and the Issuing Lender(s) (and without the consent of any other Lenders), the Loan Documents may be amended or supplemented in a writing (which may be executed and delivered by the Borrower and the Administrative Agent) substantially in the form of Exhibit E to reflect any changes necessary to give effect to such Incremental Increase (including, for the avoidance of doubt, amendments to Schedule 1 to reflect such Incremental Increase) and make any Additional Lender a party to this Agreement.

2.22 Banking Services and Rate Management Transactions. Each Lender or Affiliate thereof (other than any Lender who is also the Administrative Agent or is an Affiliate of the Administrative Agent who shall have been deemed to have provided such notice) providing Banking Services for, or having Rate Management Transactions with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services arrangements or Rate Management Transactions, written notice setting forth the aggregate amount of all Specified Cash Management Obligations and Rate Management Obligations of such Loan Party or Subsidiary or thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof (other than any Lender who is also the Administrative Agent or is an Affiliate of the Administrative Agent who shall have been deemed to have provided such notice) shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Specified Cash Management Obligations and Rate Management Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Specified Cash Management Obligations and/or Rate Management Obligations pursuant to Section 8.3(f). It is understood and agreed that Lenders who were also (a) “Lenders” under and as defined in the Existing Credit Agreement or (b) “Lenders” under and as defined in the Prepetition Credit Agreement, and that in each case, provided notices to the Existing Agent or the administrative agent under the Prepetition Credit Agreement, as applicable, in respect of Banking Services for, or Rate Management Transactions with, any Loan Party or any Subsidiary of a Loan Party prior to the Closing Date shall have been deemed to have provided such notices under this Agreement.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection; Changes in Capital Adequacy and Liquidity Regulations.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such

Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Installation of such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in Section 3.1(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) calendar days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2 Alternate Rate of Interest; Illegality.

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.2, if prior to the commencement of any Eurodollar Interest Period for a Eurodollar Advance:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Eurodollar Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Eurodollar Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Eurodollar Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective and (B) if any Borrowing Notice requests a Eurodollar Advance, such Borrowing shall be made as an Floating Rate Advance.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Management Transaction shall be deemed not to be a “Loan Document” for purposes of this Section 3.2), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.2.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Base Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Eurodollar Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Eurodollar Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Advance of, conversion to or continuation of Eurodollar Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Floating Rate Advances. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Floating Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Floating Rate.

3.3 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise (but excluding a mandatory prepayment under Section 2.3), or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.4 Taxes.

(a) Defined Terms. For purposes of this Section 3.4, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) calendar days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a governmental authority pursuant to this Section 3.4, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of EXHIBIT D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner of the Loans, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT D-2 or EXHIBIT D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT D-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

3.5 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.4 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar

Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

3.6 Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.4 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.2(b), (c) any Lender becomes a Defaulting Lender, or (d) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of all of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may elect upon notice to such Lender and the Administrative Agent, to replace such Lender (the “Affected Lender”) as a Lender party to this Agreement, provided that no Event of Default or Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Affected Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.2 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.4, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.3 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender. Any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Effectiveness; Conditions Precedent to Advances. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it (or deemed to be made on the Closing Date) subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Parent, the Borrower, the Lenders and the Issuing Lenders.

(b) Notes. Each Lender requesting a Note at least two (2) Business Days prior to the Closing Date shall have received its respective Note executed by the Borrower evidencing its Loans.

(c) Collateral Documents. The Administrative Agent shall have received Collateral Documents reflecting the execution and delivery of this Agreement, together with any additional Collateral Documents necessary to create the Liens and perfected security interests contemplated in Section 2.18(a).

(d) Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Latham & Watkins LLP, New York counsel to the Loan Parties, and (ii) Jones Walker LLP, Louisiana counsel to the Loan Parties, as applicable, in the form and substance satisfactory to the Administrative Agent. Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(e) Entity Documents. Copies of the certificate of incorporation and bylaws of the Parent, articles of organization (or certificate of formation) and operating agreement (or limited liability company agreement) of Borrower, and the corresponding organization documents of all of Borrower’s Domestic Subsidiaries who are party to a Loan Document, together with all amendments, each certified by the Secretary or Assistant Secretary of the Parent or Borrower, and certificates of good standing (or the substantive equivalent available) for each Loan Party from the appropriate governmental officer in each jurisdiction in which each such Person is organized and in each jurisdiction where such qualification would be required to conduct such person’s business as presently conducted, which certificate shall be (i) dated a date not earlier than thirty (30) calendar days prior to Closing Date or (ii) otherwise effective on the Closing Date, and copies of the articles of incorporation of any foreign Subsidiary who is party to a Loan Document, together with all amendments certified by the secretary of said Subsidiary.

(f) Closing Certificates. (i) Closing certificates by the Secretary or Assistant Secretary of the Parent, Borrower and the authorized person for each Subsidiary, of its Board of Directors’ resolutions or consent of members or partners, and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Parent, Borrower or any of Borrower’s Subsidiaries is a party, including an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower and (ii) a certificate from an Authorized Officer of the Borrower dated as of the Closing Date certifying the conditions precedent set forth in Sections 4.1(l), (m), (o), (p), (t), (u), (v), (w), (x) and (y) have been met

(g) Fees. The Existing Agent, the Existing Issuing Lenders, the Existing Lenders, the Administrative Agent, the Issuing Lenders and the Lenders shall have received all fees required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented (so long as such invoices have been presented at least two (2) Business Days prior to the Closing Date).

(h) Liens. The Administrative Agent shall have received evidence reasonably satisfactory to it that there are no Liens encumbering any of the Loan Parties’ respective Property other than Permitted Liens or Liens that will be released substantially contemporaneously with the Closing Date.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (to the extent not currently held by the Administrative Agent pursuant to the collateral documents under the Existing Credit Agreement) (i) the certificates representing the shares of Equity Interest pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized Authorized Officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Collateral Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(k) Solvency Certificate. The Administrative Agent shall have received a certificate substantially in the form of Exhibit C from the Chief Financial Officer of the Parent certifying that, before and after giving effect to the initial extensions of credit requested to be made hereunder on the Closing Date, the Parent and its Subsidiaries, on a consolidated basis, are Solvent.

(l) No Other Debt. The Loan Parties shall have no debt outstanding for borrowed money other than the Obligations under this Agreement or other Funded Indebtedness permitted by Section 6.11.

(m) Approvals. All governmental and third party approvals required in accordance with applicable law, or in accordance with any document, agreement instrument or arrangement to which any Loan Party is a party in connection with (a) this Agreement and (b) except as could not reasonably be expected to have a Material Adverse Effect, the continuing operations of the Parent, the Borrower and its Subsidiaries, shall have been obtained and remain in full force and effect on the Closing Date.

(n) USA Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information that is required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT ACT, for each Loan Party, in each case no later than five (5) calendar days prior to the Closing Date to the extent reasonably requested by the Lenders at least ten (10) calendar days in advance of the Closing Date. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) calendar days prior to the Closing Date, the Administrative Agent and any Lenders who have provided a written request therefor at least ten (10) calendar days prior to the Closing Date shall have received a Beneficial Ownership Certification with respect to the Borrower.

(o) No Material Adverse Effect. Since the Petition Date, other than the Chapter 11 Cases and events, developments and circumstances leading up to and arising therefrom, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Effect.

(p) Minimum Availability. Availability shall equal or exceed $25,000,000.

(q) Insurance. The Administrative Agent shall have received certificates of insurance naming the Administrative Agent as lender’s loss payee with respect to property insurance, and additional insured with respect to liability insurance, and covering the Borrower’s or its Subsidiaries’ Properties substantively consistent with the terms of Section 6.6 hereof.

(r) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base either (a) as of the most recent calendar month ending at least thirty (30) calendar days before the Closing Date or (b) if a Weekly Reporting Period is in effect, as of the calendar week ending at least three (3) calendar days prior to the Closing Date, in each case, together with such supporting documentation and supplemental reporting information as the Administrative Agent may reasonably request.

(s) Payoff. The Administrative Agent shall have received duly executed payoff letters or other customary evidence of termination in a form reasonably acceptable to the Administrative Agent with respect to any indebtedness not permitted to be outstanding pursuant to the terms of this Agreement on the Closing Date.

(t) Minimum Liquidity. Liquidity shall equal or exceed $125,000,000.

(u) Representations and Warranties. The representations and warranties contained in Article V and in each other Loan Document shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) on and as of the Closing Date before and after giving effect to any initial Advance or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from any such Advance (other than any such representation and warranty that by its terms refers to a specified earlier date, which shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects, as of such earlier date).

(v) No Default or Event of Default. As of the Closing Date and after giving effect to the initial Advance or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Advance, no Default or Event of Default under this Agreement shall have occurred and be continuing.

(w) Other Proceedings. No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the Borrower’s knowledge, threatened and no preliminary or permanent injunction or order by a state or federal court shall have been entered (a) in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or (b) which could reasonably be expected to result in a Material Adverse Effect.

(x) Regulatory Matters. No part of the proceeds of any Advances, Loans or Letters of Credit made or issued under this Agreement on the Closing Date will be used for any purpose that would violate the applicable requirements of Regulations U, T and X of the Federal Reserve Board.

(y) Compliance with Law. The making of the Loans (if any) under this Agreement and the issuance or renewal of Letters of Credit under this Agreement on the Closing Date shall not violate any requirement of laws and shall not be enjoined, temporarily, preliminarily or permanently.

(z) Beneficial Ownership Certificate. Each Lender shall have received a Beneficial Ownership Certification as shall have been requested by such Lender in form and substance reasonably satisfactory to such Lender.

(aa) Confirmation of Approved Plan and Exit Facility Approval. (a) The Approved Plan shall have been confirmed by an order of the Bankruptcy Court, which order shall be satisfactory to the Administrative Agent and to the Required Lenders (as to the Required Lenders, solely to the extent that such order adversely modifies the treatment of the Prepetition Credit Agreement Claims or the Superpriority Claims, as such treatment is described in the Approved Plan), which order shall be in full force and effect, unstayed and Final, and shall not have been modified or amended without the written consent of the Administrative Agent, reversed or vacated, (b) all conditions precedent to the effectiveness of the Approved Plan as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Administrative Agent), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Approved Plan in accordance with its terms shall have occurred contemporaneously with the Closing Date and (c) the transactions contemplated by Approved Plan to occur on the effective date of the Approved Plan shall have been substantially consummated on the Closing Date substantially contemporaneously with occurrence of the Closing Date hereunder in accordance with the terms of the

Approved Plan and in compliance with applicable law and Bankruptcy Court and regulatory approvals. The Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance acceptable to the Administrative Agent, approving this Agreement and the Loan Documents, which order shall be in full force and effect, unstayed and Final, nor shall have been amended, supplemented or otherwise modified without the written consent of the Administrative Agent.

(bb) Conversion. The DIP Termination Date shall not have occurred as a result of the occurrence of any of the actions or events described in clause (a), (c) or (d) of the definition thereof.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Lender of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue, renew or amend Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.11) at or prior to the DIP Termination Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

4.2 Each Advance. The Lenders shall not be required to make any Advance (including the initial funding, but excluding conversions and continuations of existing Loans as provided in Section 2.8) and the Issuing Lender shall not be required to issue, amend, renew or extend any Letter of Credit, unless:

(a) At the time of and immediately after giving effect to such extension of credit:

(i) there exists no Event of Default or Default; and

(ii) the representations and warranties contained in Article V or in any other Loan Documents are true and correct in all material respects as of the date of such extension of credit except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof).

(b) With respect to any Advance, the Administrative Agent shall have received a certificate (which certification may be included in Borrowing Notice) from an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent which demonstrates that, at the time of and immediately after giving effect to such extension of credit, the Aggregate Exposure shall not exceed an amount equal to the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base.

(c) The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.7 and/or the Issuing Lender shall have received an Application in accordance with Section 2.2, as applicable.

(d) [Reserved].

(e) On and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom on or around such date, but in any event, not to exceed two (2) Business Days after such date, Domestic Excess Cash shall not be greater than $0.

(f) On and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom on or around such date, but in any event, not to exceed two (2) Business Days after such date, Global Excess Cash shall not be greater than $0.

(g) If the Cash Dominion Implementation Period is in effect at the time of such Advance, on and as of the date thereof, both before and after giving effect to such Advance and to the application of the proceeds therefrom on or around such date, but in any event, not to exceed two (2) Business Days after such date, the aggregate principal amount of all outstanding Advances shall not exceed $5,000,000.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Parent and Borrower that the conditions contained in Sections 4.2(a), (e), (f) and (g) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Parent and Borrower represent and warrant to the Lenders that:

5.1 Existence and Standing. The Parent is a corporation, the Borrower is a limited liability company, and each of the Borrower’s Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where such failure could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity. After giving effect to the Approved Plan and the Confirmation Order, each of the Parent, the Borrower and the Borrower’s Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. After giving effect to the Approved Plan and the Confirmation Order, the execution and delivery by the Parent, the Borrower, and the Borrower’s Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or company proceedings, and the Loan Documents to which the Parent, the Borrower, and the Borrower’s Subsidiaries is a party constitute legal, valid and binding obligations of the Parent, the Borrower, and the Borrower’s Subsidiaries enforceable against the Parent, the Borrower, and the Borrower’s Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. After giving effect to the Approved Plan and the Confirmation Order, neither the execution and delivery by the Parent, the Borrower, and the Borrower’s Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated (including any Advances made to the Borrower on the date this representation is made), nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent, the Borrower, or any of the Borrower’s Subsidiaries or (b) the Parent’s, the Borrower’s, or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Parent, the Borrower, or any of the Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Parent, the Borrower, or the Borrower’s Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, except where such failure could not reasonably be expected to have a Material Adverse Effect. After giving effect to the Approved Plan and the Confirmation Order, no order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the

Parent, the Borrower, or any of the Borrower’s Subsidiaries, is required to be obtained by the Parent, the Borrower, or any of the Borrower’s Subsidiaries in connection with the execution and delivery of the Loan Documents, the Advances under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. The audited December 31, 2019 and the unaudited March 31, 2020, June 30, 2020 and September 30, 2020 consolidated financial statements of the Parent and its consolidated subsidiaries heretofore delivered to the Lenders fairly present, in all material respects, the consolidated financial condition and consolidated results operations of the Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the unaudited statements.

5.5 Material Adverse Change. Since the Closing Date there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Parent, the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Parent, the Borrower, and the Borrower’s Subsidiaries have filed or caused to be filed all United States federal tax returns or extensions relating thereto and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent, the Borrower, or any of the Borrower’s Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Adequate charges, accruals and reserves in respect of any taxes or other governmental charges have been provided on the books of the Parent, the Borrower and the Borrower’s Subsidiaries in accordance with GAAP.

5.7 Litigation and Contingent Obligations. After giving effect to the Approved Plan and the Confirmation Order, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the officers of the Parent or Borrower, threatened against or affecting the Parent, the Borrower or the Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, none of the Parent, the Borrower or the Borrower’s Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. The Borrower is the sole Subsidiary of the Parent, and the Parent owns all of the membership interest of the Borrower. Schedule 3 contains an accurate list of all Subsidiaries of the Parent and the Borrower (as of the Closing Date), setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, each Plan is, and has been, established and maintained in material compliance with its terms, ERISA and, if applicable, the Code, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any ERISA Affiliate has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan. Neither the Parent nor the Borrower is an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulations of a Benefit Plan, and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Plan is in at-risk, endangered, or critical status (within the meaning of Sections 303 or 305 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA). Neither the Borrower nor any ERISA Affiliate has failed to pay when due (after expiration of any applicable grace period) any installment with respect to any Withdrawal Liability.

5.10 Accuracy of Information. All written or formally presented information, other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to the Lenders by the Parent or the Borrower or any of their respective representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to the Lenders and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto). The financial projections and other forward-looking information (the “Initial Projections”) and the Projections that have been or will be made available to the Lenders by the Parent or the Borrower or any of their respective representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by the Parent and the Borrower to be reasonable at the time furnished (it being recognized by the Lenders that such Initial Projections and Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Initial Projections and Projections may differ from the projected results, and such differences may be material and such Initial Projections and Projections should not be regarded as a representation that the projected results will be achieved). The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Parent, the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the date, if any, that the Beneficial Ownership Certification was most recently provided to Lenders, the information included in such Beneficial Ownership Certification was true and correct in all respects.

5.11 Material Agreements. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect if the Parent, the Borrower or the Borrower’s Subsidiaries complies with the terms thereof. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.

5.12 Compliance With Laws. After giving effect to the Plan of Reorganization and Confirmation Order, the Parent, the Borrower and the Borrower’s Subsidiaries are in compliance with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including, without limitation, Regulation U, T and X of the Federal Reserve Board, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (as defined in Regulation U), or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock. Margin Stock constitutes less than 25% of the value of those assets of the Parent, the Borrower and the Borrower’s Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.13 Ownership of Properties.

(a) After giving effect to the Approved Plan and the Confirmation Order, and on the Closing Date, the Parent, the Borrower and the Borrower’s Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in Superior Topco’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Parent, the Borrower and the Borrower’s Subsidiaries, excluding sales permitted by Section 6.13.

(b) The Parent, the Borrower and each of the Borrower’s Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property used in and/or necessary to its business as currently conducted, and the operation of the respective business of the Parent, the Borrower and each of the Borrower’s Subsidiaries does not infringe in any material respect upon the rights of any other Person. Each Loan Party’s and each of the Borrower’s Subsidiaries’ rights thereto are not subject to any licensing agreement or similar arrangement (other than, for the avoidance of doubt, non-exclusive licensing agreements with respect to commercially available software) and each such registration and application is subsisting and, to the knowledge of the Parent and the Borrower, valid and enforceable. The Parent, the Borrower and the Borrower’s Subsidiaries have taken commercially reasonable actions to protect and maintain the security, integrity and continuous operation of their (i) material trade secrets and (ii) material software and systems (and the data stored therein or processed thereby), and there has been no breach, violation or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person.

5.14 Environmental Matters.

(a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Parent, the Borrower and the Borrower’s Subsidiaries is in compliance with all, and has not violated any, Environmental Laws, which includes obtaining, maintaining and complying with the terms and conditions of any permit, license or other approval required under any Environmental Law for the conduct of its respective business.

(b) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Parent, the Borrower or any of the Borrower Subsidiaries (i) has received any written notice to the effect that its operations are not in compliance with any of the requirements of Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials or (ii) is otherwise subject to any Environmental Liability.

(c) In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Parent, the Borrower and the Borrower’s Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing due to Environmental Laws, and have concluded that they are aware of no basis for any Environmental Liability that could reasonably be expected to result in a Material Adverse Effect.

5.15 Investment Company Act. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Parent or the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

5.17 Solvency.

(a) On the Closing Date and immediately following the making of each Loan, and after giving effect to the application of the proceeds of such Loans, (i) the sum of the liabilities (including contingent liabilities) of the Parent and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Parent and its Subsidiaries, on a consolidated basis, (ii) the present fair saleable value of the assets of the Parent and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Parent and its Subsidiaries as they become absolute and matured, (iii) the capital of the Parent and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Closing Date, (iv) the Parent and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise) and (v) the Parent and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. The Borrower does not intend to, or to permit any of its Subsidiaries, to, and does not believe that it or any of its Subsidiaries, will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary, and the timing of the amounts of cash to be payable on or in respect of its Funded Indebtedness or the indebtedness of any such Subsidiary.

(b) After giving effect to the Approved Plan and the Confirmation Order, neither the Parent, the Borrower nor any of its Subsidiaries presently intends to or presently anticipates it will (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or (v) take any corporate or partnership action to authorize or effect any of the foregoing actions.

5.18 Anti-Corruption Laws and Sanctions. Each of the Parent and the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of each of the Parent and the Borrower, its respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, the Borrower, any Subsidiary or to the knowledge of the Parent, the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Parent and the Borrower, any agent of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Parent, the Borrower, nor any Subsidiary, nor to the knowledge of the Borrower any of their respective directors, officers or employees has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any applicable Anti-Corruption Laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

5.19 Insurance. Schedule 5.19 sets forth a description of all material insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of insurance maintained by or on behalf of the Loan Parties and their Subsidiaries that are due and payable have been paid. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

5.20 Security Interest in Collateral. The provisions of the Collateral Documents are or when executed and delivered, will be, effective to create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and (a) when financing statements and other filings in appropriate form are filed in the offices specified in the Guaranty and Collateral Agreement and (b) upon the taking of possession or control by the Administrative Agent of the Collateral described therein with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guaranty and Collateral Agreement), such Liens constitute perfected and continuing Liens on the Collateral (other than such Collateral in which a Lien or a security interest cannot be perfected by filing, possession or control under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), securing the Obligations, enforceable against the applicable Loan Party and all third parties having priority over all other Liens other than (a) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

5.21 Affiliate Transactions. Except as set forth on Schedule 5.21, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, or Affiliates (other than Subsidiaries) of any Loan Party.

5.22 Negative Pledge Arrangements. No Loan Party has entered into or suffered to exist or become effective, any agreement that prohibits or limits the ability of any such Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property, other than this Agreement and the other Loan Documents and any restrictions or conditions imposed by any requirement of law, except to the extent that any such agreement (a) exists as of the Closing Date and is set forth on Schedule 6.20, (b) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and so long as such restrictions do not limit the granting of Liens to secure the Obligations, (c) restrictions or conditions imposed by any agreement relating to secured indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such indebtedness, (d) customary provisions in leases and other contracts restricting the assignment thereof, (e) limitations set forth in any agreement in effect at the time any Subsidiary becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and any renewal or permitted amendment thereof, (f) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures and applicable solely to such joint venture so long as such limitations are limited to such agreement, (g) customary provisions restricting assignment, transfer or sub-letting of any agreement or (h) any customary provisions in leases, subleases, licenses, sublicenses, contracts for management or development of Property, asset sale agreements, merger agreements, stock purchase agreements and other contracts restricting the same, in each case, entered into in the ordinary course of such Loan Party’s business.

5.23 No Default. No Default or Event of Default has occurred and is continuing.

5.24 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE VI

COVENANTS

So long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

6.1 Financial Reporting; Projections.

(a) Superior Topco, the Parent and Borrower will maintain, for themselves and for each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders, and shall deliver:

(i) within ninety (90) calendar days after the close of each of Superior Topco’s fiscal years, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, commencing with the fiscal year ending December 31, 2020, an unqualified audit report certified by an independent certified public accounting firm of national standing, prepared in accordance with GAAP on a consolidated basis for Superior Topco and its consolidated subsidiaries, including balance sheets as of the end of such period, related profit and loss statement, statement of changes in shareholders equity and statement of cash flows (but excluding any work papers relating thereto), accompanied by a certificate of said accountants that, in connection with their audit, nothing came to their attention that caused them to believe that the Parent and its Subsidiaries failed to comply with the terms, covenants, provisions or conditions of Articles V, VI or VII of this Agreement insofar as they relate to accounting matters;

(ii) within forty-five (45) calendar days after the close of each of the first three (3) fiscal quarters of each fiscal year of Superior Topco, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, commencing with the fiscal quarter ending March 31, 2021, consolidated unaudited balance sheets of Superior Topco and its consolidated subsidiaries as at the close of each fiscal quarter and consolidated profit and loss statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Chief Financial Officer of the Parent in accordance with Section 6.1(a)(iv);

(iii) within thirty (30) days after the end of each calendar month (other than the last calendar month of any fiscal quarter), commencing with the calendar month ending December 31, 2020 (i) consolidated unaudited balance sheets of Superior Topco and its consolidated subsidiaries as at the close of end of such period, (ii) consolidated profit and loss statements of Superior Topco and its consolidated subsidiaries and (iii) cash flow statements of Superior Topco and its consolidated subsidiaries, in each case, for such month and the period from the beginning of such fiscal year to the end of such month, all certified by the Chief Financial Officer of the Parent in accordance with Section 6.1(a)(iv);

(iv) simultaneously with the furnishing of the financial statements required under Sections 6.1(a)(i), 6.1(a)(ii) and 6.1(a)(iii), a Compliance Certificate (A) certifying, in the case of the financial statements delivered under Sections 6.1(a)(ii) and (iii), as presenting fairly in all material respects the financial condition and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (B) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (C) setting forth reasonably detailed calculations demonstrating compliance with Section 6.17, if applicable and (D) unless disclosed in the financial statements accompanying such certificate, stating whether any change in GAAP or in the application thereof that impacts such financial statements has occurred since the date of the audited financial statements referred to in Section 5.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(v) within sixty (60) calendar days after the close of each of Superior Topco’s fiscal years, a copy of the consolidated budget (including a projected consolidated balance sheet, income statement and cash flow statement) of Superior Topco and its consolidated subsidiaries on a quarterly basis of such fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(vi) as soon as available but in any event (A) if a Weekly Reporting Period is not in effect, within thirty (30) calendar days of the end of each calendar month, commencing with the calendar month ending December 31, 2020 and (B) during a Weekly Reporting Period, within three (3) Business Days of the end of each calendar week, as applicable, as of the last Business Day of the applicable period then ended, a Borrowing Base Certificate;

(vii) as soon as available but in any event (A) if a Weekly Reporting Period is not in effect, within thirty (30) calendar days after of the end of each calendar month, commencing with the calendar month ending December 31, 2020 and (B) during a Weekly Reporting Period, within three (3) Business Days after of the end of each calendar week, as applicable, as of the last Business Day of the applicable period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(A) a detailed aging of the Borrowing Base Parties’ Accounts, prepared in a manner reasonably acceptable to the Administrative Agent;

(B) a schedule detailing the Borrowing Base Parties’ Inventory and Premium Rental Drill Pipe, in form satisfactory to the Administrative Agent; provided that at any time during a Weekly Reporting Period, such schedule shall only be required to be delivered within three (3) Business Days of the last full calendar week of each calendar month during such Weekly Reporting Period unless requested by the Administrative Agent in its Permitted Discretion a reasonable period of time prior to the date such schedule is required to be delivered hereunder; and

(C) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts, Eligible Unbilled Accounts, Eligible Inventory and Eligible Premium Rental Drill Pipe, such worksheets detailing the Accounts, Inventory and Premium Rental Drill Pipe excluded from Eligible Accounts, Eligible Unbilled Accounts, Eligible Inventory and Eligible Premium Rental Drill Pipe and the reason for such exclusion;

(viii) as soon as available but in any event (A) if a Weekly Reporting Period is not in effect, within thirty (30) calendar days of the end of each calendar month, commencing with the calendar month ending December 31, 2020 and (B) during a Weekly Reporting Period, within three (3) Business Days of the end of each calendar week, as applicable, as of the period then ended, an aggregate schedule of the Borrowing Base Parties’ accounts payable, including a detailed aging of such accounts payable and identifying any accounts payable that may result in reductions of accounts receivable due to the imposition of materialman’s liens, offsets or otherwise, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(ix) upon the Administrative Agent’s request (x) if a Weekly Reporting Period is not in effect, within thirty (30) calendar days of the end of each calendar month, commencing with the calendar month ending December 31, 2020 and (y) during a Weekly Reporting Period, within three (3) Business Days of the end of each calendar week, as applicable, as of the last Business Day of the applicable period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(A) copies of invoices issued by the Borrowing Base Parties in connection with any Accounts included in the Borrowing Base;

(B) copies of invoices in connection with any Inventory or Premium Rental Drill Pipe included in the Borrowing Base; and

(C) an updated customer list for the Borrowing Base Parties, which list shall state the customer’s name and contact information;

(x) as soon as possible and in any event within ten (10) calendar days after receipt by the Parent or Borrower, a copy of any notice alleging any violation of or liability under any Environmental Law by or of the Parent, Borrower or any of Borrower’s Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect;

(xi) if a Loan Party acquires or obtains any Inventory that contains or bears intellectual property rights licensed to any Loan Party that may not be sold or otherwise disposed of without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement, then the Borrower shall provide an annex with each Borrowing Base Certificate delivered to the Administrative Agent immediately following the date that such Inventory is acquired or obtained, notifying the Administrative Agent of such acquisition, which annex shall specify all reasonable details (including the location, title, patent number(s) and issue date) as to the Inventory so acquired or obtained and the intellectual property rights licensed to the Loan Party in connection therewith; and

(xii) such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(b) Reports and financial statements required to be delivered by Superior Topco and the Borrower pursuant to Sections 6.1(a)(i) and (a)(ii) shall be deemed to have been delivered on the date on which Superior Topco posts such reports, or reports containing such financial statements, on its website on the Internet at www.superiorenergy.com, at www.sec.gov or at such other website identified by the Parent in a notice to the Administrative Agent and that is accessible by the Lenders without charge; provided that the Parent shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Administrative Agent and provided further that the Lenders shall be deemed to have received the information specified in Sections 6.1(a)(i) and (a)(ii) on the date (x) the information is posted on a website identified from time to time by the Administrative Agent to the Lenders and the Parent and such website is accessible by the Lenders without charge, and (y) such posting is notified to the Lenders (it being understood that Superior Topco shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Administrative Agent).

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to use the proceeds of the Loans made on the Closing Date (a) to refinance the Existing Credit Agreement and (b) and to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans made after the Closing Date to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries. The Borrower will not request any Advance or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3 Notices of Material Events. The Parent and the Borrower will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Event of Default or Default and of any other development (financial or otherwise) that results, or could reasonably be expected to result, in a Material Adverse Effect, in each case, of which any member of executive management has actual knowledge;

(b) the occurrence of any casualty or other insured damage to any assets of a Borrowing Base Party or the commencement of any action or proceeding for the taking of any material assets of a Borrowing Base Party or interest therein under power of eminent domain or by condemnation or similar proceeding which would reasonably be expected to result in a Prepayment Event;

(c) to the extent any such matter has resulted or would reasonably be expected to result in a Material Adverse Effect, receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary;

(d) upon any Authorized Officer’s knowledge thereof, any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral; and

(e) within five (5) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;

(f) any material change in accounting or financial reporting practices by the Borrower or any of its Subsidiaries;

(g) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $5,000,000; and

(h) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4 Conduct of Business. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, carry on and conduct its business in substantially the same manner and in the same general fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Parent will continue to be the sole member of the Borrower, and the Borrower shall continue to be the sole Subsidiary of the Parent.

6.5 Taxes. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, timely file complete and to the best of the Parent’s and the Borrower’s knowledge, correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, taking into account any extensions relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 Insurance. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on a material portion of their Property in such amounts and covering such risks as is consistent with sound business practice, or as otherwise provided in the Collateral Documents, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. The loss payable clauses or provisions in the applicable insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as a “loss payee” and such liability policies shall name the Administrative Agent and the Lenders as “additional insureds”. To the extent that the insurer will agree to do so, such policies shall also provide that the insurer will endeavor to give at least thirty (30) calendar days prior notice of any cancellation to the Administrative Agent and at least ten (10) calendar days prior notice of any non-payment of any insurance premium. Borrower shall maintain flood insurance on all real property constituting Collateral (if any), from such providers, in amounts and on terms in accordance with the Flood Laws or as otherwise satisfactory to all Lenders.

6.7 Compliance with Laws; Environmental and ERISA Matters; Compliance with Material Contractual Obligations.

(a) The Parent and the Borrower will, and will cause each of the Parent’s Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its Property may be subject including, without limitation, Regulations U, T, and X of the Federal Reserve Board, and also including, without limitation, ERISA and Environmental Laws.

(b) The Parent and Borrower will furnish to the Lenders or the Administrative Agent, as applicable, promptly following receipt thereof, copies of any documents described in Section 101(f), (j), (k), and (l) of ERISA that any Loan Party or any ERISA Affiliate may request and/or receive with respect to any Plan; provided, that if the Loan Parties or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan, then, upon reasonable request of the Lenders or the Administrative Agent, as applicable, the Loan Parties and/or their ERISA Affiliates shall promptly make such request and the Borrower shall provide copies of such documents and notices to the Lenders or Administrative Agent, as applicable, promptly after receipt thereof.

(c) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) The Parent and the Borrower will, and will cause each of the Parent’s Subsidiaries to, perform in all material respects their respective obligations under material agreements to which each such entity is a party.

6.8 Maintenance of Properties. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, do all things reasonably necessary to maintain, preserve, protect and keep its Property material to its business in good repair, working order and condition in light of the uses for such Property, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Books and Records; Field Examinations and Appraisals.

(a) The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries in conformity with GAAP in all material respects consistently applied shall be made of all material financial transactions and (ii) permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s Properties, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent to contact its independent accountants directly), all at such reasonable times during normal business hours upon reasonable advance notice to the Borrower, and to provide contact information for each bank where each Loan Party has a Deposit Account, Securities Account and/or Commodity Account and each such Loan Party hereby authorizes the Administrative Agent to contact the bank(s) in order to request bank statements and/or balances, all at the reasonable and documented expense of the Borrower; provided, that the Administrative Agent has the right to conduct only two (2) field examination during any 12-month period and one (1) additional field examination (for the total of three (3) such field examinations during any 12-month period) conducted at any time (i) after Availability falls below the greater of (A) $35,000,000 and (B) 30% of the lesser of (1) the Aggregate Commitment and (2) the Borrowing Base or (ii) the sum of (A) excess Availability and (B) unrestricted cash of the Loan Parties is less than $50,000,000 (it being understood that unrestricted cash shall exclude (x) any cash of Loan Parties not held in a Controlled Account, (y) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (z) Eligible Cash); provided, further, if an Event of Default has occurred and is continuing, the Administrative Agent may conduct an unlimited number of field examinations during any 12-month period.

(b) The Parent and the Borrower will, and will cause each of the Borrowing Base Parties to, provide the Administrative Agent with appraisals or updates thereof of their Inventory and Premium Rental Drill Pipe from an appraiser reasonably satisfactory the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent; provided, that the Administrative Agent may only request one (1) Inventory and Premium Rental Drill Pipe appraisal during any 12-month period and one (1) additional Inventory and Premium Rental Drill Pipe appraisal (for the total of two (2) such Inventory and Premium Rental Drill Pipe appraisals during any 12-month period) conducted at any time after (i) Availability falls below the greater of (A) $35,000,000 and (B) 30% of the lesser of (1) the

Aggregate Commitment and (2) the Borrowing Base or (ii) the sum of (A) excess Availability and (B) unrestricted cash of the Loan Parties is less than $50,000,000 (it being understood that unrestricted cash shall exclude (x) any cash of Loan Parties not held in a Controlled Account, (y) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (z) Eligible Cash); provided, further, if an Event of Default has occurred and is continuing, the Administrative Agent may request an unlimited number of Inventory and Premium Rental Drill Pipe appraisals during any 12-month period.

6.10 Restricted Payments.

(a) The Parent will not permit any Subsidiary to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests and (ii) the Borrower and the Subsidiaries of the Borrower may distribute amounts necessary for the Borrower Regarded Taxpayer to make any distributions with respect to tax liabilities permitted under Section 6.10(c).

(b) The Parent will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless, (i) on the date of declaration, the Payment Conditions have been satisfied and (ii) the Administrative Agent has received a certificate from an Authorized Officer of the Borrower that the Payment Conditions have been satisfied on such date; provided that the Parent may make (i) non-cash Restricted Payments, at any time pursuant to and in accordance with stock incentive plans or incentive award plans for it and its Subsidiaries’ respective directors, management or employees and (ii) distributions with respect to tax liabilities permitted under Section 6.10(c).

(c) Notwithstanding anything in this Agreement to the contrary, for so long as the Borrower Regarded Taxpayer is a member of a group filing a consolidated or combined tax return with Superior Topco or another common parent entity (each of Superior Topco or other such common parent entity a “Superior Group Parent”), the Borrower Regarded Taxpayer may make payments to such Superior Group Parent to pay the consolidated or combined tax liabilities of such Superior Group Parent that are attributable to the income of the Borrower Regarded Taxpayer and its Subsidiaries that are members of such group in an amount in any fiscal year not to exceed the amount that the Borrower Regarded Taxpayer and such Subsidiaries would be required to pay in respect of such taxes for such fiscal year were the Borrower Regarded Taxpayer and such Subsidiaries to pay such taxes on a consolidated or combined basis on behalf of a group consisting only of the Borrower Regarded Taxpayer and such Subsidiaries, taking into account any net operating losses or other attributes of the Borrower Regarded Taxpayer and such Subsidiaries, less any amounts paid directly by the Borrower Regarded Taxpayer and such Subsidiaries with respect to such taxes.

6.11 Funded Indebtedness; Rate Management Transactions.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Funded Indebtedness or Rate Management Transaction, except:

(i) The Loans and the Letters of Credit.

(ii) Rate Management Transactions (A) related to the Loans or any other Funded Indebtedness permitted pursuant to this Section 6.11 or (B) entered into in the ordinary course of business to hedge or mitigate risk to which the Borrower or any Subsidiary has actual exposure, including without limitation, oil and gas production, foreign exchange transactions, sales and related activities.

(iii) unsecured Funded Indebtedness of the Borrower owed to the Parent or one or more of its Subsidiaries or unsecured Funded Indebtedness of one or more of its Subsidiaries owed to the Parent or the Borrower or Funded Indebtedness of one or more of the Subsidiaries owed to one or more of the other Subsidiaries.

(iv) Other secured Funded Indebtedness in an aggregate principal amount not exceeding $50,000,000 outstanding at any time, so long as such Funded Indebtedness is not secured by Liens on the Collateral.

(v) Other unsecured Funded Indebtedness in an aggregate principal amount not exceeding (A) $50,000,000 or (B) if the Fixed Charge Coverage Ratio immediately after giving pro forma effect to the incurrence of such Funded Indebtedness is greater than 2.0 to 1.0, $100,000,000, in each case, outstanding at any time.

(vi) Funded Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business and secured solely by Liens permitted under Section 6.14(a)(x).

(vii) Permitted Refinancing Debt in respect of any Funded Indebtedness described in the foregoing clauses (a)(i) through (v).

(b) The Parent will not create, incur or suffer to exist any Funded Indebtedness, except Funded Indebtedness owed to the Borrower or a Subsidiary and Guarantee Obligations in respect of:

(i) The Loans and the Letters of Credit.

(ii) The Borrower’s Obligations arising under Rate Management Transactions.

(iii) Any other Funded Indebtedness or Rate Management Transactions of the Borrower or its Subsidiaries permitted by
Section 6.11(a).

(c) The Borrower will not, and will not permit any Subsidiary to, issue any Preferred Equity Interests unless such Equity Interests are issued to the Parent, in the case of the Borrower, or to another Wholly-Owned Subsidiary of the Borrower.

6.12 Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary, and the Borrower or a Subsidiary may merge with another Person to effect an Acquisition permitted by Section 6.18, provided that if (a) the Parent is a party to such merger, the Parent will be the surviving entity, (b) the Borrower is a party to such merger and the Parent is not, the Borrower will be the surviving entity, and (c) a Loan Party is a party to such merger and the Parent or Borrower are not, such Loan Party will be the surviving entity. The Parent will not merge or consolidate with or into any other Person, other than as permitted under this Section 6.12.

6.13 Sale of Assets.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease, license, transfer or otherwise dispose of its Property to any other Person, except:

(i) Sales of inventory, used or surplus equipment and Cash Equivalent Investments in the ordinary course of business; provided, that 100% of the consideration received in respect of sales of Property included in the Borrowing Base shall be cash.

(ii) Leases of its Property in the ordinary course of business, which do not constitute Sale and Leaseback Transactions.

(iii) Sales, transfers or other dispositions of Property that, together with all other Property of the Borrower and its Subsidiaries previously sold, transferred or disposed of not otherwise permitted by this Section 6.13(a) during the twelve-month period ending with the month in which any such sale, transfer or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, taken as a whole; provided, that 100% of the consideration received in respect of sales of Property included in the Borrowing Base shall be cash.

(iv) Transfers of Property among the Borrower and its Subsidiaries; provided such transfer constitutes a Permitted Investment or if such transfer is not an Investment, if it was treated as an Investment, would constitute a Permitted Investment.

(v) A sale of assets which are promptly replaced thereafter by assets of a similar type and value, or otherwise useful in the business of the Borrower or one of the Subsidiaries.

(vi) [Reserved].

(vii) If, on a pro forma basis immediately after giving effect thereto, (A) Liquidity is greater than $100,000,000 and (B) Availability is greater than $25,000,000, dispositions of Equity Interests of Pumpco Energy Services Inc.; provided that the Borrower shall have delivered a pro forma Borrowing Base Certificate to the Administrative Agent immediately prior to such disposition.

(viii) If, on a pro forma basis immediately after giving effect thereto, (A) Liquidity is greater than $100,000,000 and (B) Availability is greater than $25,000,000, dispositions of Equity Interests of the NAM Business; provided that the Borrower shall have delivered a pro forma Borrowing Base Certificate to the Administrative Agent immediately prior to such disposition.

(b) The Parent will not lease, sell, transfer or otherwise dispose of any of its membership interest in the Borrower to any other Person.

6.14 Liens.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for the following:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, maritime, and oil and gas well liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than ninety (90) calendar days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii) Liens arising out of pledges or deposits (A) under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; and (B) under bids, tenders and performance agreements.

(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v) Liens in favor of the Administrative Agent to secure the Obligations granted pursuant to any Collateral Document.

(vi) Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Administrative Agent.

(vii) Liens securing Capitalized Lease Obligations, purchase money obligations, Funded Indebtedness and Rate Management Transactions or other Liens on assets of the Borrower or its Subsidiaries having an aggregate value not exceeding $25,000,000; provided that, to the extent such Liens secure Capitalized Lease Obligations and purchase money obligations, such Liens only attach to the property (a) acquired with the proceeds of such indebtedness or (b) which is the subject of such Capitalized Lease Obligations.

(viii) Financing statement filings in respect of operating leases intended by the parties to be true leases.

(ix) Liens of a collecting bank arising in the ordinary course of business under Section 4 208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon.

(x) (A) Liens on cash held in a segregated account to secure performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, having an aggregate value not exceeding $10,000,000 and (B) Liens in existence on the Petition Date Fourth Amendment Credit Support Cash Collateral Accounts and any cash contained therein, held with an issuer of Fourth Amendment Credit Support Cash Obligations.

(xi) Liens securing Funded Indebtedness of the Borrower and its Subsidiaries constituting Permitted Refinancing Debt that is permitted under Section 6.11(a)(vi).

(xii) Liens securing obligations having an aggregate value not exceeding $25,000,000 at any time outstanding (A) not on Collateral or (B) (1) on Collateral that is not included in the calculation of then existing Borrowing Base and (2) on a junior basis to Liens in favor of the Administrative Agent securing the Obligations; provided that, to the extent such Liens are securing Funded Indebtedness incurred pursuant to Section 6.11(a)(iv), such Liens shall not be on the Collateral.

(b) The Parent will not create, incur, or suffer to exist any Lien in, of or on the Property of the Parent, except for the following:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iii) Liens in favor of the Administrative Agent to secure the Obligations granted pursuant to any Collateral Document.

(iv) Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Administrative Agent.

(v) Liens securing Capitalized Lease Obligations or purchase money obligations; provided that such Liens only attach to the property (a) acquired with the proceeds of such indebtedness or (b) which is the subject of such Capitalized Lease Obligations.

(vi) Precautionary financing statement filings in respect of operating leases intended by the parties to be true leases.

6.15 Fiscal Year. No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Closing Date.

6.16 Transactions with Affiliates. The Borrower and the Parent will not, and will not permit any of the Borrower’s Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or the Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower, the Parent or such Subsidiary than the Borrower, the Parent or such Subsidiary would obtain in a comparable arm’s length transaction; (b) transactions between or among the Borrower and/or the Parent and/or any Wholly-Owned Subsidiary of the Borrower and/or the Parent and (c) arm’s length transactions between (i) the Borrower, Parent or any Wholly-Owned Subsidiary of the Borrower and/or the Parent and (ii) portfolio companies of Permitted Holders.

6.17 Financial Covenant. If (a) an Event of Default has occurred or (b) Availability on any date is less than the greater of (i) $20,000,000 and (ii) 15% of the lesser of the Aggregate Commitment and the Borrowing Base, then the Parent shall not permit the Fixed Charge Coverage Ratio, as of the end the most recent Test Period for which financial statements have been delivered pursuant to Section 6.1(a)(i), (ii), or (iii) to be less than 1.0 to 1.0. Once triggered, the foregoing covenant shall remain in effect at all times thereafter until (x) with respect to any period triggered under the foregoing clause (a), such Event of Default has been waived in accordance with the Loan Documents or (y) with respect to any period triggered under the foregoing clause (b), Availability remains in excess of the threshold set forth above for thirty (30) consecutive calendar days.

6.18 Investments. Except for Permitted Investments, the Parent will not, and will not permit the Borrower or any of its Subsidiaries to, make any Investments. The Parent will not directly make any Acquisition of any Person.

6.19 Optional Payments and Modifications of Junior Debt. The Parent and the Borrower will not, and will not permit any of its Subsidiaries to (a) make or offer to make any Junior Debt Repayment in respect of any Junior Debt, the aggregate outstanding principal amount of which is in excess of $15,000,000, unless the Payment Conditions have been met as of the date such Junior Debt Repayment (or if an offer is made in respect of a Junior Debt Repayment, as of the date of such offer) and the Administrative Agent has received a certificate from an Authorized Officer of the Borrower that the Payment Conditions have been satisfied on such date or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt if the effect of such amendment, modification, waiver or other change would be to (i) shorten the scheduled maturity date of such Junior Debt, (ii) increase the frequency or amount of any amortization payment thereunder, (iii) impose a financial maintenance covenant, (iv) impose any other restriction or event of default thereunder which is not also being offered to the Lenders concurrently or (v) otherwise cause such Junior Debt to not satisfy the requirements of the definition of “Permitted Refinancing Debt”, determined at such time as if such Junior Debt was “New Debt” for purposes thereof.

6.20 Negative Pledge Agreements. The Parent and the Borrower will not, and will not permit any Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Person to create, incur or permit to exist any Lien upon any of its Property, or (b) the ability of such Person to make Restricted Payments with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee indebtedness of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any requirement of law or by any Loan Document, (ii) restrictions and conditions existing on the Closing Date identified on Schedule 6.20 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such indebtedness, (v) customary provisions in leases and other contracts restricting the assignment thereof, (vi) limitations set forth in any agreement in effect at the time any Subsidiary becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and any renewal or permitted amendment thereof, (vii) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures and applicable solely to such joint venture or (viii) customary provisions restricting assignment, transfer or sub-letting of any agreement.

6.21 Sale and Leaseback Transactions. The Borrower and the Parent will not, and will not permit any of the Borrower’s Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”).

6.22 Amendment to Organizational Documents. No Loan Party will amend, modify or waive any of its rights under its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

6.23 Parent Restrictions. Parent will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto and other business and activities of the type performed by Parent as of the Closing Date. Parent will not own or acquire any assets (other than Equity Interests of the Borrower and the cash proceeds of any Restricted Payments permitted by Section 6.10) or incur any obligations of funded debt (other than obligations of funded debt under the Loan Documents and obligations of funded debt expressly permitted by the Loan Documents).

6.24 Negative Pledge on Real Property. No Loan Party shall create, incur or permit to exist any Lien in, of or on any real property of such Loan Party, other than Permitted Liens that do not secure Funded Indebtedness.

6.25 Fourth Amendment Credit Support Cash Collateral Accounts. Substantially concurrently with either (i) the termination of any Fourth Amendment Credit Support Cash Obligation or (ii) the issuance of a Letter of Credit hereunder with respect to any Fourth Amendment Credit Support Cash Obligation, the Borrower shall transfer all amounts on deposit in any Fourth Amendment Credit Support Cash Collateral Account on account of such Fourth Amendment Credit Support Cash Obligation to a Controlled Account.

6.26 Post-Closing Matters. By sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower will, and will cause each of the Loan Parties, to have the Deposit Accounts of the Loan Parties subject to agreements necessary to allow for cash dominion to be effectively implemented, as determined by the Administrative Agent, in its Permitted Discretion.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any of Borrower’s Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

(b) (i) The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(ii) The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.1(b)(i)) payable under this Agreement or any other Loan Document, or any Loan Party shall fail to pay any Rate Management Obligations or Specified Cash Management Obligations to any Lender or affiliate thereof, in each case when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) calendar days.

(c) The breach by the Parent or Borrower of any of the terms or provisions of Sections 6.3(a), 6.7(c), 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23 or 6.24.

(d) Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.18(e) and (f), 6.1, 6.3 (other than Section 6.3(a)), 6.4, 6.6, 6.8 or 6.9 and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of any Authorized Officer’s knowledge of such breach or notice thereof from the Administrative Agent.

(e) Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article VII), and such failure shall continue unremedied for a period of thirty (30) calendar days after the earlier of any Authorized Officer’s knowledge of such breach or notice thereof from the Administrative Agent.

(f) Failure of the Parent, the Borrower or any of the Borrower’s Subsidiaries to pay when due any Funded Indebtedness, Rate Management Obligations or Specified Cash Management Obligations to any Person (other than the Lenders) aggregating in excess of $20,000,000 (“Material Indebtedness”); or the default by the Parent, the Borrower or any of the Borrower’s Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Parent, the Borrower or any of Borrower’s Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

(g) The Parent, the Borrower or any of Borrower’s Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.1(g) or (f) fail to contest in good faith any appointment or proceeding described in Section 7.1(h).

(h) Without the application, approval or consent of the Parent, the Borrower or any of Borrower’s Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Borrower or any of Borrower’s Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.1(g)(iv) shall be instituted against the Parent, the Borrower or any of Borrower’s Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive calendar days.

(i) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Parent, the Borrower and Borrower’s Subsidiaries which, when taken together with all other Property of the Parent, the Borrower and Borrower’s Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

(j) The Parent, the Borrower or any of Borrower’s Subsidiaries shall fail within sixty (60) calendar days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $20,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(k) Any Change in Control shall occur.

(l) Any Collateral Document shall, as a result of any action or inaction taken by any Loan Party, fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby having a net book value in excess of $2,500,000 which failure continues unremedied for a period of ten (10) Business Days, except as permitted by the terms of this Agreement or any Collateral Document, or any Loan Document shall fail, as a result of any action or, after the earlier of any Authorized Officer’s knowledge of such breach or notice thereof from the Administrative Agent, inaction taken by any Loan Party, to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document.

(m) (i) Any ERISA Event shall have occurred that, individually or in the aggregate with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent or the Borrower becomes an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of a Benefit Plan.

(n) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

ARTICLE VIII

ACCELERATION AND REMEDIES

8.1 Acceleration. If any Event of Default described in Section 7.1(g) or 7.1(h) occurs with respect to the Parent or the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations (including, but not limited to, the cash collateral for the L/C Exposure, together with the accrued interest thereon and all fees) shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations (including, but not limited to, the cash collateral for the L/C Exposure, together with the accrued interest thereon and all fees) to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right or power under the Loan Documents shall impair such right or power or be construed to be a waiver thereof, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right or power shall not preclude other or further exercise thereof or the exercise of any other right or power, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.11, and then only to the extent in such writing specifically set forth. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder or contained in any other Loan Document or by law afforded shall be cumulative, and not exclusive of any rights that they would otherwise have, and all shall be available to the Administrative Agent, the Issuing Lender and the Lenders until the Obligations have been paid in full.

8.3 Application of Proceeds. Except as otherwise provided in Section 2.19, all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied ratably:

(a) first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Lender from the Borrower (other than in connection with Specified Cash Management Obligations or Rate Management Obligations);

(b) second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Specified Cash Management Obligations or Rate Management Obligations);

(c) third, to pay principal and interest due in respect of the Protective Advances;

(d) fourth, to prepay principal and interest on the Loans (other than the Protective Advances) and unreimbursed L/C Disbursements, ratably;

(e) fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate L/C Exposure, to be held as cash collateral for such Obligations;

(f) sixth, to pay any amounts owing in respect of Specified Cash Management Obligations and Rate Management Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to this Section 8.3; and

(g) seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower or any other Loan Party.

Notwithstanding the foregoing, (x) amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party and (y) Obligations arising under Specified Cash Management Obligations and Rate Management Obligations shall be excluded from the application described above in clause (f) if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate thereof (other than JPMorgan Chase Bank, N.A. or any of its Affiliates who shall have been deemed to have provided such notice), as the case may be. Each Affiliate of a Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto. It is understood and agreed that Lenders who were also (a) “Lenders” under and as defined in the Existing Credit Agreement or (b) “Lenders” under and as defined in the Prepetition Credit Agreement, and that in each case, provided notices to the Existing Agent or the administrative agent under the Prepetition Credit Agreement, as applicable, in respect of Banking Services for, or Rate Management Transactions with, any Loan Party or any Subsidiary of a Loan Party prior to the Closing Date shall have been deemed to have provided such notices under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Sections 3.1, 3.3, 3.4, 9.6 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement of the Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as an agent). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.7 to the extent specifically set forth therein and each such Arranger shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification.

(a) The Loan Parties shall, jointly and severally, reimburse the Administrative Agent and the Arrangers for any reasonable costs and out of pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees and charges of one primary counsel for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated). The Loan Parties shall, jointly and severally, reimburse the Lenders for any reasonable costs and out of pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees and charges of one primary counsel for the Lenders, which attorneys may be employees of the Lenders) paid or incurred by the Lenders in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated). The Loan Parties also agree, jointly and severally, to reimburse the Administrative Agent, the Arrangers, the Lenders and any Issuing Lender for any costs and out of pocket expenses (including attorneys’ fees and charges of attorneys for the Administrative Agent, the Arrangers, the Lenders and any Issuing Lender, which attorneys may be employees of the Administrative Agent, the Arrangers, the Lenders or any Issuing Lender) paid or incurred by the Administrative Agent, the Arrangers, any Lender or any Issuing Lender in connection with the protection, collection or enforcement of the rights of any of the foregoing in connection with the Loan Documents, including all such out of pocket expenses incurred during any workout, restructuring or negotiations related to such workout or restructuring in respect of such Loan Documents. Without limitation of the foregoing, the Loan Parties shall reimburse the Administrative Agent for the fees, costs and expenses incurred in connection with (i) any field exams, audits, appraisals or other reviews permitted under Section 6.9 to the extent provided therein or (ii) collecting checks and other items of payment while a Cash Dominion Trigger Period is in effect. Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 9.6(a) shall survive the termination of this Agreement, the termination of all Commitments, and the payment of amounts payable under this Agreement.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including intraparty claims), demands, damages or liabilities of any kind (collectively “Liabilities”) and related expenses, including the reasonable and documented fees and expenses of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one specialist counsel in each area of specialty reasonably necessary and one firm of local counsel in each appropriate jurisdiction, and, in the case of an actual or perceived conflict of interest (as reasonably determined by an Indemnitee), one additional firm of counsel in each relevant jurisdiction for the affected Indemnitees similarly situated, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby, (ii) any Letter of Credit, participations in Letters of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceedings relating to any of the foregoing, whether or not such Proceeding is brought by the Parent, the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (i) such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or (ii) the applicable dispute is solely between or among Indemnitees (not arising as a result of any act or omission by the Parent or any of its Subsidiaries), other than claims against any Person in its capacity as, or in fulfilling its role as, Arranger, Administrative Agent or Syndication Agent. This Section 9.6(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. The obligations of the Borrower under this Section 9.6(b) shall survive the termination of this Agreement.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Issuing Lender (or any Indemnitee of any of the foregoing) under Section 9.6(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Lender (or any Indemnitee of any of the foregoing), as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any such payment by the Lenders shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender in its capacity as such.

(d) To the extent permitted by applicable law, (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, for any damages arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than ten (10) calendar days after written demand therefor.

9.7 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate (as such term is defined below). It is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

9.8 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9 Acknowledgements. Each of the Parent and the Borrower hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Parent, the Borrower and the Lenders.

9.10 Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any Issuing Lender any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 9.10, to any actual or prospective Transferee or any direct or indirect counterparty to any Rate Management Obligation, Specified Cash Management Obligation or other swap agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who need to know such information, (d) upon the request or demand of any governmental authority or quasi-governmental authority, (e) in response to any order of any court or other governmental authority or quasi-governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person. “Information” means all information received from a Loan Party relating to the Loan Parties, any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by a Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.11 Amendments and Waivers. Subject to Section 3.2(c), none of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.11. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.11 without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of all Lenders; (iv) release all or any portion of the Collateral, or agree to subordinate any Lien in such Collateral to any other creditor, or release any Subsidiary Guarantor from its guaranty, in each case without the written consent of all Lenders; provided, however, that without the consent of any Lender, the Administrative Agent may release any Collateral or Guarantor in order to give effect to, or otherwise in connection with, any sale, transfer or other disposition of such Collateral or Guarantor permitted by this Agreement; (v) amend, modify or waive any provision of Section 2.11, Section 8.3 or Section 11.2 or any other provision with respect to the application of payments without the written consent of all of the Lenders; (vi) reduce the percentage specified in the definitions of “Supermajority Lenders” “Required Lenders” or amend the definition of “Pro Rata Share” without the written consent of all Lenders; (vii) amend, modify or waive any provision of Article X or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.2 without the written consent of all of the Issuing Lenders; (ix) amend the definition of “Borrowing Base” or any of its component definitions without the written consent of the Supermajority Lenders; or (x) increase the aggregate principal amount of Protective Advances permitted to be outstanding at any time without the written consent of all of the Lenders; provided, further, however that with the consent of Required Lenders, this Agreement may be amended in order to provide that Loans be advanced to the Borrower in one or more foreign currencies. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary contained in the Loan Documents, the Administrative Agent and the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender in order to (x) correct, amend, cure or resolve any minor ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (y) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders or (z) make minor administrative or operational changes not adverse to any Lender.

9.12 The PATRIOT Act. Each Lender hereby notifies the Parent, Borrower and Subsidiaries that pursuant to the requirements of the Uniting and Strengthening by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of P.L. No. 107-56) (known as the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Parent, Borrower and Subsidiaries, which information includes the name and address of the Parent, Borrower and Subsidiaries and other information that will allow such Lender to identify the Parent, Borrower and Subsidiaries in accordance with the PATRIOT Act.

Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

9.13 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

9.14 Flood Diligence Restrictions. No real property shall be taken as Collateral unless Lenders receive forty-five (45) calendar days’ advance notice and each Lender confirms to the Administrative Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise satisfactory to such Lender. At any time that any real property constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

10.3 Exculpatory Provisions. None of the Administrative Agent, the Syndication Agent or any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Syndication Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent and the Syndication Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative

Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent and the Syndication Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent or the Syndication Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Syndication Agent to any Lender. Each Lender represents to the Administrative Agent and the Syndication Agent that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Syndication Agent, each Arranger, each Issuing Lender and each of their respective officers, directors, employees, affiliates, agents, advisors and Controlling Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Parent or the Borrower and without limiting the obligation of the Parent or the Borrower to do so), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

10.8 Rights as a Lender. The Administrative Agent, the Syndication Agent, each Arranger and each of their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Administrative Agent, Syndication Agent or Arranger were not an agent hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent, the Syndication Agent and each Arranger shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, Syndication Agent or Arranger, as applicable, and the terms “Lender” and “Lenders” shall include the Administrative Agent, each Syndication Agent and each Arranger in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) calendar days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1(b), (g) or (h) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) calendar days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article X and of Section 9.6 shall continue to inure to its benefit.

10.10 Arrangers and Syndication Agent. None of the Arrangers or the Syndication Agent shall have any duties or responsibilities hereunder in their capacities as such.

10.11 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.11) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.11 or (ii) under the circumstances described in paragraph (b) below (and, in the case of clause (i) above, if requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer on or prior to the date such transaction is consummated certifying that such transaction is not prohibited by any Loan Document and the Administrative Agent may rely conclusively on such certificate without further inquiry).

(b) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent, the Borrower, the Administrative Agent, and each Lender hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies under any of the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof.

(d) The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Administrative Agent, Lender or Issuing Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.7 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral, (b) each of the Administrative Agent and Lenders shall be entitled to act without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

10.12 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.11), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

10.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless Section 10.13(a)(i) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in Section 10.13(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Arranger, hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 12.1), or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 7.1(g), Section 7.1(h), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives Collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such Collateral ratably in proportion to their respective Pro Rata Share, as applicable. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

If an amount to be set off is to be applied to permitted Funded Indebtedness of the Borrower to a Lender other than Obligations under this Agreement, such amount shall be applied ratably to such other Funded Indebtedness and to the Obligations.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article XII.

12.2 Permitted Assignments and Participations.

(a) (i) Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.1(b), Section 7.1(g) or Section 7.1(h) has occurred and is continuing, any Person; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after an Authorized Officer of the Borrower has received notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to an existing Lender, an affiliate of an existing Lender or an Approved Fund; and

(C) each Issuing Lender, in the case of any assignment of any Lender’s Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after an Authorized Officer of the Borrower has received notice thereof and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(D) no such assignment shall be made to (1) the Parent or any of the Parent’s Subsidiaries or Affiliates, (2) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, or (3) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person); and

(E) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 12.2, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 12.2(a)(iv), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 9.6) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2(b).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.2(a) and any written consent to such assignment required by Section 12.2(a), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b) (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Parent or any of the Parent’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.7 with respect to any payments made by such Lender to its Participant(s). Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 8.2 and (2) directly affects such Participant. Subject to Section 12.2(b)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 3.1, 3.2 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.2(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 11.1 and 11.2 as though it were a Lender, provided such Participant shall be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 3.4 unless such Participant complies with Section 3.4(e) as if it were a Lender.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(d) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 12.2(c).

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.2(a). Each of the Parent, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

12.3 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Assignee, any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Parent, Borrower and Borrower’s Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

12.4 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4.

ARTICLE XIII

NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.13 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of any Loan Party, at 1001 Louisiana Street, Suite 2900, Houston, Texas 77002, Facsimile: (713) 654-2205 (Attention: General Counsel), (b) in the case of the Administrative Agent or any Lender, at its address or facsimile number set forth on an Administrative Questionnaire or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.2 Change of Address. Any party may change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

14.1 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 13.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (A) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (w) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lender and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (x) the Administrative Agent may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of its business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or Ancillary Document, respectively, including with respect to any signature pages thereto and (z) waives any claim against any Related Parties of Lender for any Liabilities arising solely from the Administrative Agent’s reliance on or use of Electronic Signatures and/or transmission by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

15.2 SUBMISSION TO JURISDICTION; WAIVERS. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Collateral Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it, as the case may be pursuant to Section 13.1 or at such other address of which the other parties shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

15.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

ARTICLE XVI

ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN

16.1 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the Parent, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:	SESI, L.L.C.

	By:	/s/ Westervelt Ballard
	Name:	Westervelt Ballard
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

THE PARENT:	SESI HOLDINGS, INC.

	By:	/s/ Westervelt Ballard
	Name:	Westervelt Ballard
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Signature Page

SESI, L.L.C. – Credit Agreement

ADMINISTRATIVE AGENT, ISSUING LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Darren Vanek
	Name:	Darren Vanek
	Title:	Authorized Officer

Signature Page

SESI, L.L.C. – Credit Agreement

ISSUING LENDER AND LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Alexandra Mills
	Name:	Alexandra Mills
	Title:	Vice President

Signature Page

SESI, L.L.C. – Credit Agreement

ISSUING LENDER AND LENDER:	CITIBANK, N.A.

	By:	/s/Brendan Mackay
	Name:	Brendan Mackay
	Title:	Vice President & Director

Signature Page

SESI, L.L.C. – Credit Agreement

SCHEDULE 1B

MAXIMUM PREMIUM RENTAL DRILL PIPE AMOUNT

Applicable Period	Maximum Premium Rental Dill Pipe Amount
December 9, 2020 through December 31, 2020	$20,000,000
January 1, 2021 through January 31, 2021	$19,166,666.67
February 1, 2021 through February 28, 2021	$18,333,333.33
March 1, 2021 through March 31, 2021	$17,500,000.00
April 1, 2021 through April 30, 2021	$16,666,666.67
May 1, 2021 through May 31, 2021	$15,833,333.33
June 1, 2021 through June 30, 2021	$15,000,000.00
July 1, 2021 through July 31, 2021	$14,166,666.67
August 1, 2021 through August 31, 2021	$13,333,333.33
September 1, 2021 through September 30, 2021	$12,500,000.00
October 1, 2021 through October 31, 2021	$11,666,666.67
November 1, 2021 through November 30, 2021	$10,833,333.33
December 1, 2021 through December 31, 2021	$10,000,000.00
January 1, 2022 through January 31, 2022	$9,166,666.67
February 1, 2022 through February 28, 2022	$8,333,333.33
March 1, 2022 through March 31, 2022	$7,500,000.00
April 1, 2022 through April 30, 2022	$6,666,666.67
May 1, 2022 through May 31, 2022	$5,833,333.33
June 1, 2022 through June 30, 2022	$5,000,000.00
July 1, 2022 through July 31, 2022	$4,166,666.67
August 1, 2022 through August 31, 2022	$3,333,333.33
September 1, 2022 through September 30, 2022	$2,500,000.00
October 1, 2022 through October 31, 2022	$1,666.666.67
November 1, 2022 through November 30, 2022	$833,333.33
December 1, 2022 through December 31, 2022	$0.00

Schedule 1B

SCHEDULE 2

PRICING SCHEDULE

Category	Fixed Charge Coverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Alternate Base Rate Loans	Letter of Credit Fee Rate
1	≥ 2.0x	3.00%	2.00%	3.00%
2	≥ 1.5x and < to 2.0x	3.25%	2.25%	3.25%
3	< 1.5x	3.50%	2.50%	3.50%

The applicable margins and fees shall be determined in accordance with the foregoing table based on the most recent annual or quarterly financial statements of Superior Topco delivered pursuant to the Credit Agreement. Adjustments, if any, to the applicable margins and fees shall be effective on the date that the Administrative Agent has received the applicable financial statements. If the Borrower fails to deliver the financial statements to the Administrative Agent at the time required pursuant to the Credit Agreement, then the applicable margins and fees shall be the highest applicable margins and fees set forth in the foregoing table until the date that such financial statements are so delivered.

If, as a result of any restatement of or other adjustment to the financial statements or for any other reason, the Borrower or the Required Lenders determine that (i) the Fixed Charge Coverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period (determined after taking into account any corresponding reduction in the amount of interest and fees for such period), if any, over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under the Loan Documents and the Borrower’s obligations under this paragraph shall survive the termination of the Facility and the other Loan Documents and the repayment of all other obligations thereunder (but in no event shall any claim be made under this paragraph after two (2) years after the termination of the facility and the other Loan Documents and the payment of all other obligations thereunder).

Schedule 2

Execution Version

EXHIBIT A

[FORM OF]

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit	Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of February 2, 2021 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among SESI, L.L.C. (the “Borrower”), SESI Holdings, Inc. (formerly known as Superior Energy Services, Inc.) (the “Parent”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings defined in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected Chief Financial Officer of the Parent;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent, the Borrower and each of its Subsidiaries during the accounting period covered by the attached financial statements;

3. [The financial statements delivered pursuant to Section 6.1(a)(ii) or 6.1(a)(iii) of the Credit Agreement present fairly in all material respects the financial conditions and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes]1;

4. The examinations described in Paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

5. The Fixed Charge Coverage Ratio is ____ and Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s calculation of such Fixed Charge Coverage Ratio, all of which data and computations are true, complete and correct;

6. [No change in GAAP, or in the application thereof, that impacts the financial statements attached hereto has occurred since the date of the financial statements referred to in Section 5.4 of the Credit Agreement][A change in GAAP, or in the application thereof, that impacts the financial statements attached hereto has occurred since the date of the financial statements referred to in Section 5.4 of the Credit Agreement, and the effect of such change on such financial statements is described below:

___________________________________________________________________________________________________________________]2

[1]	Include only for periods where financial statements are delivered pursuant to Section 6.1(a)(ii) or 6.1(a)(iii) of the Credit Agreement.
[2]	If an applicable change in GAAP or in the application thereof has occurred, include Paragraph 6 only to the extent such change is not described in the applicable financial statements.

Exhibit A - 1

7. During the period covered by this Compliance Certificate, [no filing or acquisition of any After-Acquired Intellectual Property (as defined in the Guaranty and Collateral Agreement) has occurred][the Borrower, the Parent or other Loan Party has filed or acquired After-Acquired Intellectual Property (as defined in the Guaranty and Collateral Agreement) and such After-Acquired Intellectual Property is listed on Schedule II]; and

8. Described below are the exceptions, if any, to Paragraph [3][4] by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

Exhibit A - 2

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____day of _______, 20__.

SESI HOLDINGS, INC.

By:
Name:
Title:	Chief Financial Officer

Exhibit A - 3

SCHEDULE I TO COMPLIANCE CERTIFICATE

(As of ____________)

Fixed Charge Coverage Ratio1

A. EBITDA minus Unfinanced Capital Expenditures			$	___________

Net Income	$	___________
plus Interest Expense	$	___________
plus Income Taxes	$	___________
plus depreciation and depletion expense	$	___________
plus amortization expense	$	___________
plus non-cash charges, excluding cancellation of debt income	$	___________
plus extraordinary non-cash losses	$	___________
plus severance/costs savings expenses[2] up to $20,000,000	$	___________
plus non-cash losses or charges resulting from Rate Management Transactions	$	___________
minus extraordinary gains and other non-cash items	$	___________
minus Unfinanced Capital Expenditures	$	___________

B. Fixed Charges			$	___________

cash Interest Expense[3]	$	___________
plus prepayments and scheduled principal payments on Funded Indebtedness actually made or required to be made in such period	$	___________
plus Income Taxes paid in cash in such period	$	___________
plus Restricted Payments paid in cash in such period	$	___________
plus Capitalized Lease Obligation payments made in such period	$	___________
plus cash contributions to any Plan made in such period	$	___________

[1]	Calculations herein to be made for the applicable Test Period, and calculated for the Parent and its Subsidiaries on a consolidated basis.
[2]	Including costs, expenses and charges related to operating expense reductions, facilities closing, consolidations, and integration costs, and other restructuring charges or reserves.
[3]	Not to include any interest expense of the Parent and its consolidated subsidiaries with respect to the Senior Notes (as defined in the Existing Credit Agreement)

Schedule I to Compliance Certificate

SCHEDULE II TO COMPLIANCE CERTIFICATE1

Copyrights and Copyright Licenses

Patents and Patent Licenses

Trademarks and Trademark Licenses

[1]	List applicable After-Acquired Intellectual Property. If none, this schedule does not need to be included.

Schedule II to Compliance Certificate

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including without limitation any letters of credit and guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________

[and is an affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: SESI, L.L.C.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.

Credit Agreement: The Credit Agreement dated as February 2, 2021 among the Borrower, SESI Holdings, Inc. (formerly known as Superior Energy Services, Inc.), the Administrative Agent, and the Lenders party thereto

[1]	Select as applicable.

Exhibit B - 1

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

Exhibit B - 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

Exhibit B - 3

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][4]

SESI, L.L.C.

By:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

Exhibit B - 4

ANNEX 1

CREDIT AGREEMENT

DATED AS OF February 2, 2021

among SESI, L.L.C., as Borrower, SESI Holdings, Inc. (formerly known as Superior Energy Services, Inc.), JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger or any other Lender and their respective Affiliates, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and (vii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender or their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit B - 5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by electronic signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B - 6

EXHIBIT C

[FORM OF]

SOLVENCY CERTIFICATE

February 2, 2021

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.1(k) of that certain Credit Agreement dated as of February 2, 2021 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among SESI, L.L.C. (the “Borrower”), SESI Holdings, Inc. (formerly known as Superior Energy Services, Inc.) (the “Parent”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [ ], the Chief Financial Officer of the Parent, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Parent that as of the date hereof, after giving effect to the consummation of the Credit Agreement (including the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The sum of the liabilities (including contingent liabilities) of the Parent and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Parent and its subsidiaries, on a consolidated basis.

2. The present fair saleable value of the assets of the Parent and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Parent and its subsidiaries as they become absolute and matured.

3. The capital of the Parent and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4. The Parent and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. The Parent and its subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section 5.4 of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Parent and its subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro forma basis as of the Closing Date (after giving effect to the transactions contemplated by the Credit Agreement), the Parent’s and its subsidiaries’ consolidated financial condition.

Exhibit C - 1

8. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

9. The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit C - 2

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

SESI HOLDINGS, INC.

By:
Name:
Title:	Chief Financial Officer

Exhibit C - 3

EXHIBIT D - 1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SESI, L.L.C., as the Borrower, SESI HOLDINGS, INC. (formerly known as Superior Energy Services, Inc.), as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NEW LENDER]

By:
Name:
Title:

Date:	________________, 20__

EXHIBIT D - 1

EXHIBIT D - 2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as February 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SESI, L.L.C., as the Borrower, SESI HOLDINGS, INC. (formerly known as Superior Energy Services, Inc.), as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NEW LENDER]

By:
Name:
Title:

Date:________________, 20__

EXHIBIT D - 2

EXHIBIT D - 3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SESI, L.L.C., as the Borrower, SESI HOLDINGS, INC. (formerly known as Superior Energy Services, Inc.), as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:________________, 20__

EXHIBIT D - 3

EXHIBIT D - 4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SESI, L.L.C., as the Borrower, SESI HOLDINGS, INC. (formerly known as Superior Energy Services, Inc.), as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:________________, 20__

EXHIBIT D - 4

EXHIBIT E

[FORM OF]

INCREMENTAL INCREASE AGREEMENT

THIS INCREMENTAL INCREASE AGREEMENT (this “Agreement”) dated as of [ ], is between [[Insert name of Increasing Lender1] (the “Increasing Lender”)/[Insert name of Additional Lender] (the “Additional Lender”)], SESI, L.L.C., a Delaware limited liability company (“Borrower”), SESI Holdings, Inc. (formerly known as Superior Energy Services, Inc.) (“Parent”) [and][,] JPMorgan Chase Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) [and JPMorgan Chase Bank, National Association and [___], each as an Issuing Lender (collectively, “Issuing Lenders”)]. Unless otherwise defined herein, each capitalized term used herein has the meaning assigned to it in the Credit Agreement.

R E C I T A L S

A. Reference is made to the Credit Agreement dated as of February 2, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Parent, the Administrative Agent, the Issuing Lenders and each lender and other party from time to time party thereto.

B. Pursuant to Section 2.21 of the Credit Agreement, the Borrower has requested that the Aggregate Commitment be increased to $[•] by [increasing the Increasing Lender’s Commitment by $[•]2 (the “New Commitment”) to $[•]/the additional of an Additional Lender with Commitment of $[•] (the “Additional Lender Commitment”)], which will be available on the Effective Date (as defined below).

C. [The Increasing Lender is willing to increase its Commitment to the amount set forth opposite the Increasing Lender’s name on Annex A hereto/The Additional Lender is willing to provide a Commitment to the amount set forth opposite the Additional Lender’s name on Annex A hereto].

D. Each of the Administrative Agent and Issuing Lender(s) is willing to consent to [the increase in the Commitment of the Increasing Lender/the addition of the Additional Lender].

E. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.01 Commitment Increase.

(a) Attached hereto as Annex A is a new Schedule 1 to the Credit Agreement which amends and restates the existing Schedule 1 to the Credit Agreement.

(b) Pursuant to Section 2.21(b) of the Credit Agreement, on the Effective Date, the [New Commitment/Additional Lender Commitment] (and any Loans and L/C Exposure in connection with

[1]	Update as necessary if more than one lender is coming in as an Increasing Lender.
[2]

Shall not be less than $10,000,000 (and increments of $10,000,000 above that minimum) unless the Administrative Agent otherwise consents; provided that the aggregate amount of Incremental Increases shall not exceed $50,000,000

Exhibit E- 1

such [New Commitment/Additional Lender Commitment]) shall automatically and without further action by any Person constitute Commitments and Aggregate Exposure of the Increasing Lender which shall be governed on the exact same terms and documentation applicable to the Credit Agreement and the other Loan Documents.

Section 1.02 Representations and Warranties; Agreements. The [Increasing Lender/Additional Lender] hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to increase its Commitment, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Section 1.03 Effectiveness. This Agreement shall become effective only upon the satisfaction of the following conditions precedent (the date of such satisfaction of the following conditions being referred to herein as the “Effective Date”):

(a) The Borrower, the Administrative Agent[, each Issuing Lender] and the [Increasing Lender[s]/Additional Lender] shall have executed and delivered counterparts of this Agreement.

(b) The [New Commitment/Additional Lender Commitment] shall not be for an amount less than $10,000,000 (and increments of $10,000,000 above that minimum) unless the Administrative Agent otherwise consents; provided that the aggregate amount of Incremental Increases under the Credit Agreement shall not exceed $50,000,000.

(c) As of the effective date of such Incremental Increase, no Default or Event of Default shall have occurred and be continuing immediately after giving effect to such increase.

(d) The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower certifying as to the matters set forth in Section 1.03(b), Section 1.03(g) and Section 1.04 of this Agreement.

(e) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (i) setting forth resolutions of its board of directors or other appropriate governing body with respect to the authorization of the Borrower to execute and deliver this Agreement and (ii) otherwise substantially in the form of the certificate delivered on the Closing Date pursuant to Section 4.1(f) of the Credit Agreement, with appropriate insertions and attachments referenced in such section, and if no amendments or other modifications have been made to the attachments and documents included in such certificate since the Closing Date, certification by such Responsible Officer that no changes have occurred in any such documents, as applicable.

(f) [The administrative agent shall have received reaffirmation agreements and/or such amendments to the Security Instruments as may be reasonably requested by the Administrative Agent in order to ensure that such incremental indebtedness is provided with the benefit of the applicable Loan Documents.]

Exhibit E-2

(g) Unless the Borrower pays any required compensation pursuant to Section 3.3 of the Credit Agreement, no Eurodollar Advances shall be outstanding as of the Effective Date, or if any Eurodollar Advances are outstanding, then the Effective Date shall have occurred on the last day of the Interest Period in respect of such Eurodollar Advances.

The Administrative Agent shall notify the Borrower and the [Increasing Lender/Additional Lender] of the Effective Date, and such notice shall be conclusive and binding.

Section 1.04 Representations and Warranties. Prior to and after giving effect to the matters contemplated by this Agreement, the representations and warranties of the Borrower and the Guarantors set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date of the Effective date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such increase such representations and warranties shall be true and correct in all material respects as of such specified earlier date.

Section 1.05 Counterparts. Section 14.1 of the Credit Agreement shall apply to this Agreement mutatis mutandis.

Section 1.06 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SECTION 15.2 AND SECTION 15.3 OF THE CREDIT AGREEMENT (CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL) IS HEREBY INCORPORATED HEREIN BY REFERENCE AND SHALL APPLY TO THIS AGREEMENT MUTATIS MUTANDIS.

Section 1.07 Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

Section 1.08 Notices. All communications and notices hereunder shall be in writing and given as provided in Section 13.1 of the Credit Agreement.

Section 1.09 Effect of Agreement. The provisions of the Credit Agreement, as amended by this Agreement, shall remain in full force and effect following the Effective Date. On and after the Effective Date, this Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. On and after the Effective Date, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof”, and words of similar import, as used in the Credit Agreement, shall, unless the context otherwise requires, mean the Credit Agreement, as amended by this Agreement.

[Signature page follows]

Exhibit E-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SESI, L.L.C.

By:
Name:
Title:

SESI HOLDINGS, INC.

By:
Name:
Title:

Administrative Agent:	JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Increasing Lender/Additional Lender]:	[____________________]

By:
Name:
Title:

Issuing Lender:	[____________________]

By:
Name:
Title:

ANNEX A

SCHEDULE 1

COMMITMENT AMOUNTS OF THE LENDERS

Name of Lender	Commitments			Total Pro Rata Share
[_____]	$	[_____	]	[_____	]%
[_____]	$	[_____	]	[_____	]%
[_____]	$	[_____	]	[_____	]%
[_____]	$	[_____	]	[_____	]%
[_____]	$	[_____	]	[_____	]%
[_____]	$	[_____	]	[_____	]%
[_____]	$	[_____	]	[_____	]%
[_____]	$	[_____	]	[_____	]%
Aggregate Commitment	$	[_____	]	100%

EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

Exhibit F-1